                                   $50,000,000


                            REVOLVING LOAN AGREEMENT

                          Dated as of December 23, 1994

                                      Among

                         SHURGARD STORAGE CENTERS, INC.,

                                  as Guarantor;

                             SSC ACQUISITIONS, INC.,

                                  as Borrower;

                        NOMURA ASSET CAPITAL CORPORATION,

                                    as Agent;

                                       and

                             THE LENDERS PARTY HERETO,

                                   as Lenders

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

           RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

           SECTION 1.  FACILITY. . . . . . . . . . . . . . . . . . . . . . .   1

              1.1 Loan Commitment. . . . . . . . . . . . . . . . . . . . . .   1
              1.2 Borrowings . . . . . . . . . . . . . . . . . . . . . . . .   1
              1.3 Changes of Commitment. . . . . . . . . . . . . . . . . . .   2
              1.4 Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              1.5 Notes. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              1.6 Prepayments; Repayments. . . . . . . . . . . . . . . . . .   3

           SECTION 2.  PAYMENTS OF PRINCIPAL AND INTEREST. . . . . . . . . .   4

              2.1 Repayment of Loans . . . . . . . . . . . . . . . . . . . .   4
              2.2 Interest . . . . . . . . . . . . . . . . . . . . . . . . .   4

           SECTION 3.  PAYMENTS; COMPUTATIONS; ETC.. . . . . . . . . . . . .   4

              3.1 Payments . . . . . . . . . . . . . . . . . . . . . . . . .   4
              3.2 Computations . . . . . . . . . . . . . . . . . . . . . . .   5

           SECTION 4.  YIELD PROTECTION; LIBOR UNAVAILABILITY. . . . . . . .   5

              4.1 Compensation for Increased Costs . . . . . . . . . . . . .   5
              4.2 Limitation on Types of Loans . . . . . . . . . . . . . . .   6
              4.3 Compensation . . . . . . . . . . . . . . . . . . . . . . .   7
              4.4 Additional Interest on LIBOR Rate Loans. . . . . . . . . .   7

           SECTION 5.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . .   8

              5.1 Conditions Precedent to Closing. . . . . . . . . . . . . .   8
              5.2 Conditions Precedent to Loans. . . . . . . . . . . . . . .   9

           SECTION 6.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .  12

              6.1 Corporate Existence and Power. . . . . . . . . . . . . . .  12
              6.2 Corporate Authorization; No Violation or Breach. . . . . .  12
              6.3 Government Approvals . . . . . . . . . . . . . . . . . . .  12
              6.4 Binding Obligations. . . . . . . . . . . . . . . . . . . .  13
              6.5 Litigation . . . . . . . . . . . . . . . . . . . . . . . .  13

                                       i

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                                                                            PAGE
                                                                            ----

              6.6   Financial Condition. . . . . . . . . . . . . . . . . . .  13
              6.7   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  13
              6.8   Laws, Orders; Other Agreements.. . . . . . . . . . . . .  13
              6.9   Margin Stock . . . . . . . . . . . . . . . . . . . . . .  14
              6.10  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . .  14
              6.11  Subsidiaries.. . . . . . . . . . . . . . . . . . . . . .  14
              6.12  Lien Creation and Priority; No Encumbrances. . . . . . .  15
              6.13  Investment Company Act; Other Regulations. . . . . . . .  15
              6.14  Delinquent Property Liens. . . . . . . . . . . . . . . .  15
              6.15  Improvements . . . . . . . . . . . . . . . . . . . . . .  15
              6.16  Casualty; Condemnation . . . . . . . . . . . . . . . . .  15
              6.17  Assessments. . . . . . . . . . . . . . . . . . . . . . .  16
              6.18  Rights of Others to Purchase Property. . . . . . . . . .  16
              6.19  Environmental Matters. . . . . . . . . . . . . . . . . .  16
              6.20  Zoning Compliance, Etc.. . . . . . . . . . . . . . . . .  16
              6.21  Solvency . . . . . . . . . . . . . . . . . . . . . . . .  17
              6.22  Permits. . . . . . . . . . . . . . . . . . . . . . . . .  17
              6.23  Other Representations and Warranties . . . . . . . . . .  17

           SECTION 7.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . .  17

              7.1   Preservation of Corporate Existence, Etc.. . . . . . . .  17
              7.2   Books and Records; Inspection. . . . . . . . . . . . . .  18
              7.3   Maintenance of Property. . . . . . . . . . . . . . . . .  18
              7.4   Compliance With Laws.. . . . . . . . . . . . . . . . . .  18
              7.5   Insurance. . . . . . . . . . . . . . . . . . . . . . . .  18
              7.6   Financial Statements . . . . . . . . . . . . . . . . . .  20
              7.7   Notification.. . . . . . . . . . . . . . . . . . . . . .  22
              7.8   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  22
              7.9   Environmental Matters. . . . . . . . . . . . . . . . . .  23
              7.10  Other Agreements . . . . . . . . . . . . . . . . . . . .  23

           SECTION 8.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . .  23

              8.1   Liquidation; Merger; Sale of Assets. . . . . . . . . . .  23
              8.2   Limitation on Liens. . . . . . . . . . . . . . . . . . .  24
              8.3   Sale of Property . . . . . . . . . . . . . . . . . . . .  24
              8.4   Operations . . . . . . . . . . . . . . . . . . . . . . .  24
              8.5   Transactions with Affiliates . . . . . . . . . . . . . .  24
              8.6   Use of Proceeds. . . . . . . . . . . . . . . . . . . . .  25
              8.7   ERISA Compliance . . . . . . . . . . . . . . . . . . . .  25
              8.8   Environmental Compliance . . . . . . . . . . . . . . . .  25

                                       ii

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                                                                            PAGE
                                                                            ----

           SECTION 9.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . .  26

           SECTION 10.  COLLATERAL PROPERTIES; SPRINGING LIEN PROPERTIES . .  29

              10.1   Additions to Collateral. . . . . . . . . . . . . . . . . 29
              10.2   Release of Collateral Properties . . . . . . . . . . . . 30
              10.3   Additions to Springing Lien Properties . . . . . . . . . 30
              10.4   Removal of Springing Lien Properties . . . . . . . . . . 30
              10.5   Collateralization Enhancement. . . . . . . . . . . . . . 31

           SECTION 11.  THE AGENT. . . . . . . . . . . . . . . . . . . . . .  31

              11.1   Authorization and Action . . . . . . . . . . . . . . . . 31
              11.2   Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . 31
              11.3   Rights as Lender . . . . . . . . . . . . . . . . . . . . 32
              11.4   Lender Credit Decision . . . . . . . . . . . . . . . . . 32
              11.5   Indemnification. . . . . . . . . . . . . . . . . . . . . 33
              11.6   Successor Agent. . . . . . . . . . . . . . . . . . . . . 33
              11.7   Collateral Matters . . . . . . . . . . . . . . . . . . . 33
              11.8   Sharing of Payments, Etc.. .  . . . . . . . . . . . . .  34
              11.9   Application of Section 11.  . . . . . . . . . . . . . .  34

           SECTION 12.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . .  34

              12.1   Waiver . . . . . . . . . . . . . . . . . . . . . . . .   34
              12.2   Notices. . . . . . . . . . . . . . . . . . . . . . . .   35
              12.3   Expenses . . . . . . . . . . . . . . . . . . . . . . .   36
              12.4   Indemnification. . . . . . . . . . . . . . . . . . . .   37
              12.5   Amendments, Etc. . . . . . . . . . . . . . . . . . . .   38
              12.6   Successors and Assigns . . . . . . . . . . . . . . . .   39
              12.7   Assignments. . . . . . . . . . . . . . . . . . . . . .   39
              12.8   Survival; Discharge. . . . . . . . . . . . . . . . . .   40
              12.9   Captions . . . . . . . . . . . . . . . . . . . . . . .   40
              12.10  Counterparts. . . . . . . . . . . . . . . . . . . . . .  40
              12.11  Governing Law; Submission to Jurisdiction . . . . . . .  40
              12.12  Waiver of Jury Trial. . . . . . . . . . . . . . . . . .  41
              12.13  Limitation of Liability . . . . . . . . . . . . . . . .  41
              12.14  Marshalling; Recapture. . . . . . . . . . . . . . . . .  41
              12.15  Rights and Remedies . . . . . . . . . . . . . . . . . .  41
              12.16  Third Party Beneficiaries . . . . . . . . . . . . . . .  41
              12.17  Setoff. . . . . . . . . . . . . . . . . . . . . . . . .  42

                                       iii
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                                                                            PAGE
                                                                            ----

              SECTION 13.    GUARANTY . . . . . . . . . . . . . . . . . . . . 42

              13.1   The Guaranty.. . . . . . . . . . . . . . . . . . . . . . 42
              13.2   Bankruptcy.. . . . . . . . . . . . . . . . . . . . . . . 42
              13.3   Nature of Liability. . . . . . . . . . . . . . . . . . . 42
              13.4   Independent Obligation.. . . . . . . . . . . . . . . . . 43
              13.5   Authorization. . . . . . . . . . . . . . . . . . . . . . 43
              13.6   Reliance.. . . . . . . . . . . . . . . . . . . . . . . . 43
              13.7   Subordination. . . . . . . . . . . . . . . . . . . . . . 43
              13.8   Waiver.. . . . . . . . . . . . . . . . . . . . . . . . . 44
              13.9   Reinstatement. . . . . . . . . . . . . . . . . . . . . . 44
              13.10  Limitation on Enforcement. . . . . . . . . . . . . . . . 45

                             EXHIBITS AND SCHEDULES


EXHIBITS
- --------

Exhibit A      Definitions and Accounting Matters
Exhibit B      Form of Notice of Borrowing
Exhibit C      Form of Revolving Note
Exhibit D      Form of Opinion of Counsel


SCHEDULES
- ---------

Schedule I     Initial Properties
Schedule 6.5   Litigation
Schedule 6.11  Subsidiaries
Schedule 6.19  Environmental Matters

          REVOLVING LOAN AGREEMENT dated as of December 23, 1994 (the "AGREEMENT") among SHURGARD STORAGE CENTERS, INC., a corporation organized under the laws of the State of Delaware (the "GUARANTOR"), SSC ACQUISITIONS, INC., a corporation organized under the laws of the State of Delaware (the "BORROWER"), NOMURA ASSET CAPITAL CORPORATION, a corporation organized under the laws of the State of Delaware ("NACC"), as agent for the Lenders (the "AGENT"), and NACC and the other financial institutions from time to time party hereto (the "LENDERS").

                                    RECITALS

          A. The Borrower has requested that the Lenders make loans to the Borrower in an aggregate principal amount not exceeding $50,000,000 at any one time outstanding, and the Lenders are prepared to make the requested loans upon the terms and conditions hereof.

          B. To induce the Lenders to extend such credit, the Guarantor, the owner of all of the issued and outstanding capital stock of the Borrower, is willing to guarantee all obligations of the Borrower to the Lenders under this Agreement.

          C. Capitalized terms used and not otherwise defined herein shall have the meanings set forth on EXHIBIT A hereto, which exhibit also sets forth certain accounting conventions and other matters that apply to this Agreement.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

          SECTION 1.  FACILITY.

          1.1 LOAN COMMITMENT. Each Lender severally agrees, on the terms of this Agreement, to make loans to the Borrower (the "LOANS") in an aggregate principal amount at any one time outstanding of up to $50,000,000 (the "COMMITMENT AMOUNT") multiplied by the Pro Rata Share of such Lender. The Loans shall be available during the period from and including the date hereof to but not including the Business Day falling on or nearest and prior to the date two years after the Closing Date, or such earlier date, if any, on which the Commitment is terminated pursuant to the terms of this Agreement (the "TERMINATION DATE"). During such period, the Borrower may borrow, repay and reborrow up to the Commitment Amount subject to the terms and conditions of this Agreement.

          1.2  BORROWINGS.

               (a) NOTICE OF BORROWING. The Borrower shall give the Agent at least five Business Days' prior written notice of a request for a borrowing of Loans, in the form attached hereto as EXHIBIT B ("NOTICE OF BORROWING"), which notice (i) shall be irrevocable and (ii) shall not request Loans in an amount less than $1,000,000.

               (b) LOANS. On the date specified for each borrowing hereunder, the Lenders shall, subject to the terms and conditions of this Agreement, make available the amount of the requested Loan to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower in writing.

               (c) FAILURE OF LENDER TO FUND. All obligations of the Lenders hereunder shall be several, but not joint. The failure of any Lender to make the Loan to be made by it as part of any borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

          1.3 CHANGES OF COMMITMENT. The Borrower shall have the right to terminate the Commitment or reduce the Commitment Amount at any time or from time to time, provided that: (i) the Borrower gives irrevocable notice to the Agent of the amount and date of each termination or reduction and such notice is received by the Agent not later than 11:00 a.m. New York time at least 15 Business Days prior to the effective date of such termination or reduction; (ii) each partial reduction is in an amount at least equal to $10,000,000; (iii) any termination of the Commitment is made in accordance with SECTION 1.6(c) below; and (iv) after giving effect to any reduction of the Commitment Amount, the aggregate outstanding principal amount of the Loans does not exceed the Commitment Amount as so reduced. The Commitment once terminated may not be reinstated and the Commitment Amount once reduced may not be increased. Upon the termination of the Commitment and the payment in full of all amounts owing under the Basic Documents, the Agent shall execute or cause to be executed such documents as may be necessary to release all of the Collateral from the Liens of the Security Documents.

          1.4  FEES.

               (a) INVESTMENT BANKING FEE. On the Closing Date, the Borrower shall pay to Nomura Securities International, Inc., a New York corporation ("NSI"), a non-refundable investment banking fee of $250,000. On the date the first Loan is made hereunder, the Borrower shall pay NSI an additional, non-refundable investment banking fee equal to $250,000.

               (b) DRAW FEE. In connection with the funding of each Loan, the Borrower shall pay to NSI on the date of such funding a non-refundable draw fee equal to 0.25% of the amount of such Loan, by way of a deduction from the proceeds of such Loan.

          1.5 NOTES. The Loans shall be evidenced by a promissory note or notes of the Borrower in the form of EXHIBIT C hereto. The date and amount of each Loan made to the Borrower by the Lender holding such Note, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and records, which books and records shall constitute prima facie evidence of the accuracy of the information contained therein, but the failure of the Lender to make any such notation shall not affect the obligations of the Borrower hereunder or under the Note or expose any Lender to any liability.

          1.6  PREPAYMENTS; REPAYMENTS.

               (a) MANDATORY PREPAYMENTS. The Borrower shall prepay any Loans if and to the extent required by SECTION 8.7(b) hereof.

               (b) PERMITTED PREPAYMENTS. The Borrower shall have the right to prepay some or all of the Loans at any time or from time to time, if: (i) the Borrower gives the Agent irrevocable notice of the amount and date of each prepayment and such notice is received by the Agent not later than 11:00 a.m. New York time at least five Business Days prior to the date of such prepayment;
(ii) each prepayment of principal is in an amount not less than $1,000,000 (or the outstanding balance of all Loans, if lower); (iii) each prepayment (other than a prepayment in full) is made on the Interest Payment Date(s) for the Loan(s) being prepaid; (iv) in connection with a prepayment in full of LIBOR Rate Loans on a date other than an Interest Payment Date, the Borrower promptly thereafter pays to the Lenders any expenses payable under SECTION 4.3 hereof; and (v) if applicable, the Borrower pays the fee provided for in SECTION 1.6(c) below.

               (c) REPAYMENTS; REFINANCINGS. The Borrower may repay the Loans, in whole or in part, whether at or prior to maturity, without penalty to the extent that the source of the funds used for the repayment is any of the following:

                      (i) a public equity or unsecured debt offering, provided that NSI shall act as an equal co-manager on the same terms and conditions applicable to other co-managers if the Borrower, in its sole discretion, chooses to appoint co-managers for such offering;

                     (ii) a public offering or private placement of secured debt in which NSI or one of its affiliates acts as lead manager or arranger; if the Borrower seeks a commitment from a third party for such third party to act as lead manager or arranger in any such offering or placement, then the Borrower shall provide NSI with a copy of any firm, written commitment of such third party and shall give NSI 10 Business Days thereafter in which to agree to act as lead manager or arranger on the same terms and conditions as such proposed third party, and if NSI does not agree in writing within such 10 Business Day period to so act, then the 1% fee referred to below shall not be payable to NSI;

                    (iii)  a private placement of equity; or

                     (iv) internally generated funds from the on-going business operations of the Guarantor, the Borrower or any of their respective Subsidiaries.

If any repayment is from a source other than those listed above, the Borrower shall pay to NSI a fee in an amount equal to 1.0% of the principal amount of the Loans being repaid.

          SECTION 2.  PAYMENTS OF PRINCIPAL AND INTEREST.

          2.1 REPAYMENT OF LOANS. The Borrower will pay to the Agent for account of the Lenders the principal of the outstanding Loans, and each Loan shall mature, on the Termination Date.

          2.2  INTEREST.

               (a) The Borrower will pay to the Agent for account of the Lenders, on each Interest Payment Date, interest on the unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the LIBOR Rate (as in effect from time to time) plus the Applicable Margin, unless and to the extent that the Loans are Base Rate Loans as provided for herein, in which case such payment of interest shall be at the Base Rate plus the Applicable Margin. In no event shall the interest charged hereunder exceed the maximum amount permitted under applicable law.

               (b) Each Loan shall be a Base Rate Loan from the date such Loan is made (unless such Loan is made on the first day of an Interest Period) until the next succeeding Interest Payment Date, whereupon such Loan shall convert to a LIBOR Rate Loan UNLESS the LIBOR Rate is unavailable under SECTION 4.2 below.

               (c) After the occurrence and during the continuance of any Event of Default, the Borrower will pay to the Lenders interest at a rate per annum equal to 3.0% plus the rate otherwise payable pursuant to this SECTION 2.2 and
SECTION 4.

               (d) Accrued interest on each Loan shall be payable (i) on the Interest Payment Dates and (ii) upon repayment of such Loan (but only on the principal amount so repaid), except that interest payable after the occurrence and during the continuance of an Event of Default shall be payable from time to time on demand.

          SECTION 3.  PAYMENTS; COMPUTATIONS; ETC.

          3.1  PAYMENTS.

               (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Note shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Agent for the account of the Lenders at the account of the Agent maintained with Mellon Bank, N.A. (or such other account as may be specified by the Agent from time to time), not later than 2:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

               (b) If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          3.2 COMPUTATIONS. Interest on the Loans shall be computed on the basis of a year of 360 days in the case of LIBOR Rate Loans, and on the basis of a year of 364 or 365 days, as the case may be, in the case of Base Rate Loans, in each case for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Each determination of the LIBOR Rate or the Base Rate shall constitute prima facie evidence of the accuracy of such determination.

          SECTION 4.  YIELD PROTECTION; LIBOR UNAVAILABILITY.

          4.1  COMPENSATION FOR INCREASED COSTS.

               (a) If after the date hereof any change occurs in any applicable law, regulation, treaty or directive or interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, or any condition is imposed by any Governmental Authority after the date hereof or any change occurs in any condition imposed by any Governmental Authority on or prior to the date hereof which:

                      (i) subjects any Lender to any Tax (other than any Tax measured by a Lender's net income or gross revenues), or changes the basis of taxation of any payments to any Lender on account of principal of or interest on any LIBOR Rate Loan, the Notes (to the extent the Notes evidence a LIBOR Rate Loan) or fees in respect of the Lender's obligation to make LIBOR Rate Loans or other amounts payable with respect to its LIBOR Rate Loans;

                     (ii) imposes, modifies or determines to be applicable any reserve, deposit or similar requirements against any assets held by, deposits with or for the account of, or loans or commitments by, any office of any Lender in connection with its LIBOR Rate Loans to the extent the amount of which is in excess of, or was not applicable at the time of computation of, the amounts provided for in the definition of such LIBOR Rate Loan;

                    (iii) affects the amount of capital required to be maintained by banks generally or corporations controlling banks and any Lender determines the amount by which the Lender or any corporation controlling the Lender is required to maintain or increase its capital is increased by, or based upon, the existence of this Agreement or of the Lender's LIBOR Rate Loans or commitment to make LIBOR Rate Loans hereunder; or

                     (iv) imposes upon any Lender any other condition with respect to its LIBOR Rate Loans or its commitment to make LIBOR Rate Loans;

which, as a result thereof, (1) increases the cost to any Lender of making or maintaining its Loans or its commitment to lend hereunder, or (2) reduces the net amount of any payment received by any Lender in respect of its Loans (whether of principal, interest, fees or otherwise), or (3) requires the Lender to make any payment on or calculated by reference to the gross amount of any sum received by it in respect of its LIBOR rate loans, in each case by a material amount, then and in any such case Borrower shall pay to the Agent for the account of such Lender on demand such amount or amounts as will compensate such Lender for any increased cost, deduction or payment actually incurred or made by such Lender. The demand for payment by any Lender shall be delivered to both the Agent and Borrower and shall state the subjection or change which occurred or the Tax, reserve, deposit or capital requirements or other conditions which have been imposed upon such Lender or the request, direction or requirement with which it has complied, together with the date thereof, the amount of such cost, reduction or payment and the manner in which such amount has been calculated. Any such demand for payment shall be accompanied by an certificate from the affected Lender stating that the amount assessed against the Borrower with respect to such Lender's LIBOR Rate Loans is not greater than Borrower's pro rata share of the amount assessed against all such Lender's LIBOR rate loans (such pro rata share equaling a fraction whose numerator is the aggregate amount of the Borrower's LIBOR Rate Loans from such Lender and whose denominator is total amount of all such Lender's LIBOR rate loans that are subject to the increased costs, reduction in payment or additional payment referred to in clauses (1), (2) or (3) above). The statement of any Lender as to the additional amounts payable pursuant to this SECTION 4.1 shall be, absent manifest error, prima facie evidence of the amounts due hereunder.

               (b) The protection of this SECTION 4.1 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the relevant law, regulation, treaty, directive, condition or interpretation thereof, provided that no amount shall be owing under this
SECTION 4.1 to the extent it is caused or triggered by such Lender's negligence or willful misconduct. If the Borrower pays any Lender the amount necessary to compensate such Lender for any charge, deduction or payment incurred or made by such Lender as provided in this SECTION 4.1 and such charge, deduction or payment or any part thereof is subsequently returned to the Lender as a result of the final determination of the invalidity or inapplicability of the relevant law, regulation, treaty, directive or condition, then such Lender shall remit to the Borrower the amount paid by the Borrower which has actually been returned to the Lender (together with any interest actually paid to the Lender on such returned amount). Borrower shall not be obligated to pay any amount under this
SECTION 4.1 with respect to any Interest Period prior to the Interest Period during which the affected Lender provides notice to the Borrower that such additional payment shall be assessed.

          4.2  LIMITATION ON TYPES OF LOANS.

               (a) If, for any reason, any Lender determines that a fair and adequate means does not exist for establishing the LIBOR Rate or that the making or continuation of any LIBOR Rate Loan by such Lender has become unlawful, then such Lender may give notice of that fact to the Agent and the Borrower and such determination shall become conclusive and binding absent manifest error. After such notice has been given and until the Lender notifies the Borrower and the Agent that the circumstances giving rise to such notice no longer exist, such rate shall no longer be available, and each LIBOR Rate Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan. Any subsequent request by the Borrower to have interest accrue at the LIBOR Rate plus the Applicable Margin shall be deemed to be a request for interest to accrue at the Base Rate plus the Applicable Margin. If the Lender shall thereafter determine to permit borrowing at the LIBOR Rate, the Lender shall notify the Borrower and the Agent in writing of that fact, and the Borrower shall become entitled to request that the LIBOR Rate plus the Applicable Margin apply to the Loans.

               (b) After the occurrence and during the continuance of an Event of Default, each LIBOR Rate Loan will automatically convert into a Base Rate Loan, with interest payable as provided in clauses (c) and (d) of SECTION 2.2 hereof, and all subsequent Loans (if the Lenders elect to make any such Loans) shall be Base Rate Loans.

          4.3 COMPENSATION. The Borrower shall pay to a Lender, upon the request of such Lender, such amount or amounts as shall be sufficient to compensate it (and any participant) for any actual loss, cost or expense which the Lender reasonably determines are attributable to:

               (a) any repayment of a Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to SECTION 9 hereof) on a date other than the last day of the Interest Period for such Loan; or

               (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in
SECTION 5 hereof to be satisfied) to borrow a Loan on the date for such borrowing specified in the relevant Notice of Borrowing given pursuant to
SECTION 1.2(A) hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so repaid or not borrowed for the period from the date of such repayment or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the cost of funds to the Lender of making such Loan (as reasonably determined by the Lender).

          4.4 ADDITIONAL INTEREST ON LIBOR RATE LOANS. The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Loan of such Lender during such periods as such Loan is a LIBOR Rate Loan, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate for such Interest Period for such LIBOR Rate Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the LIBOR Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such LIBOR Rate Loan. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent. Upon the written request of the Borrower, such Lender shall provide the Borrower through the Agent a certificate setting forth the calculation and supporting information for such additional interest.

          SECTION 5.  CONDITIONS PRECEDENT.

          5.1 CONDITIONS PRECEDENT TO CLOSING. On the Closing Date, the Agent and the Lenders shall receive the following documents, each of which shall be reasonably satisfactory to the Agent in form and substance:

               (a) CORPORATE ACTION. Certified copies of (1) the charter and bylaws of the Guarantor and all corporate action taken by the Guarantor approving this Agreement and all other Basic Documents to which the Guarantor is a party (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of the Guarantor adopted in respect of the transactions contemplated hereby) and (2) the charter and bylaws of the Borrower and all corporate action taken by the Borrower approving the Basic Documents to which the Borrower is a party (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of the Borrower adopted in respect of the transactions contemplated thereby).

               (b) INCUMBENCY. A certificate of (1) the Guarantor in respect of each of the officers (i) who is authorized to sign on its behalf this Agreement and all other Basic Documents to which the Guarantor is a party and
(ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Basic Documents and the transactions contemplated thereby (and the Agent and the Lenders may conclusively rely on such certificate until they receive notice in writing from the Guarantor to the contrary) and (2) the Borrower in respect of each of the officers (i) who is authorized to sign on its behalf the Basic Documents to which the Borrower is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Basic Documents and the transactions contemplated thereby (and the Agent and the Lenders may conclusively rely on such certificate until they receive notice in writing from the Borrower to the contrary).

               (c) OFFICER'S CERTIFICATE. A certificate of a senior officer of the Borrower confirming the satisfaction of the conditions set forth in clauses
(b), (c), (d), (e) and (f) of SECTION 5.2 hereof.

               (d) OPINION OF COUNSEL. An opinion of counsel to the Borrower and the Guarantor in the form attached hereto as EXHIBIT D.

               (e) BASIC DOCUMENTS. This Agreement, the Note, the Security Documents and all other documents and agreements executed and delivered to the Agent and

Lenders by the Guarantor or the Borrower in connection with any of the foregoing documents (collectively, the "BASIC DOCUMENTS"), each duly executed by the parties thereto.

               (f) PERFECTION OF SECURITY INTERESTS. Evidence satisfactory to the Agent that all actions necessary or, in the opinion of the Agent, desirable to perfect and protect the security interests created by the Security Documents in favor of the Agent for the benefit of the Lenders have been taken.

               (g) VALUE OF INITIAL PROPERTIES. A certificate of a senior officer of the Borrower stating that the aggregate value of the Initial Properties on the date thereof is no less than $40,000,000, and detailing the calculation thereof.

               (h) FEES AND EXPENSES. Evidence (including, without limitation, payment instructions given by the Borrower) that all fees and expenses payable to the Agent or the Lenders, including without limitation, the fees and expenses referred to in SECTION 12.3 hereof, to the extent then due and payable, have been paid in full.

               (i) FINANCIALS. For the most recent calendar quarter, balance sheets of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter and statements of income and retained earnings of the Guarantor and its Consolidated Subsidiaries for the period commencing at the end of the previous calendar year and ending with the end of such quarter, certified by a senior officer of the Borrower.

               (j) OTHER DOCUMENTS. Such other documents relating to the transactions contemplated hereby as the Agent or counsel to the Agent may reasonably request.

          5.2 CONDITIONS PRECEDENT TO LOANS. The obligation of the Lenders to make any Loan to the Borrower upon the occasion of any borrowing hereunder is subject, in addition to the continued satisfaction of the conditions in SECTION
5.1 above and, in the case of the conditions set forth in clauses (g) through
(q) below, only to the extent not previously satisfied in respect of an applicable Borrower Property, to (i) the receipt by the Agent of the following documents, each of which shall be reasonably satisfactory to the Agent in form and substance, and (ii) the fulfillment of the following conditions, which shall be satisfied both immediately prior and after giving effect to such Loan:

               (a) NOTICE OF BORROWING. The receipt by the Agent of a Notice of Borrowing in accordance with SECTION 1.2(A) hereof.

               (b)  DEFAULT.  No Default shall have occurred and be continuing.

               (c) REPRESENTATIONS. Except for representations and warranties expressly made or deemed made as of a specific date, which shall be true and correct as of the date made or deemed made again on the date of the making of a Loan, the representations and the warranties made by the Guarantor and the Borrower in SECTION 6 hereof shall be true and complete in all material respects on and as of the date of the making of such Loans with the same force and effect as if made on and as of such date.

               (d) MATERIAL ADVERSE CHANGE. Since September 30, 1994, there has been no Material Adverse Change.

               (e)  [RESERVED].

               (f) DEBT SERVICE COVERAGE RATIOS. The Debt Service Coverage Ratio of the Collateral Properties at the end of the immediately preceding calendar quarter shall not be less than 1.35 to 1.00 and the Debt Service Coverage Ratio for the Borrower Properties at the end of the immediately preceding calendar quarter shall not be less than 1.80 to 1.00.

               (g) SECURITY DOCUMENTS. Duly recorded first Mortgages which shall constitute valid first mortgage liens on the fee simple title to, or, if acceptable to the Agent, on the Borrower's interest as a tenant under the ground lease of, the Collateral Properties (other than the Springing Lien Properties) which shall secure all of the Obligations (as defined in the Mortgages), subject only to Permitted Encumbrances; and UCC-1 financing statements covering fixtures owned by the Borrower and affixed to, or used in connection with each Collateral Property, in each case appropriately completed and duly executed and delivered to the Agent for filing in the appropriate county land offices.

               (h) TITLE INSURANCE. Policies of title insurance on forms of and issued by one or more title companies satisfactory to the Agent (the "TITLE COMPANIES"), showing fee simple title vested in the Borrower or, if acceptable to the Agent, showing the Borrower's interest as a tenant under the ground lease of any Collateral Property and insuring the first priority of the Liens created under the Mortgages in an amount satisfactory to the Agent, subject only to Permitted Encumbrances, together with, as may be reasonably required by the Agent, such reinsurance schedules and agreements in respect of all then existing title insurance policies for the Collateral Properties in amounts and otherwise in form and substance reasonably satisfactory to the Agent and executed by the Title Companies. Such policies shall also contain such endorsements and affirmative insurance provisions as the Agent may reasonably require. In addition, the Borrower shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such policies and an amount equal to the recording and stamp taxes (including mortgage recording taxes) payable in connection with recording the Mortgages in the appropriate county land offices.

               (i) ENVIRONMENTAL AUDIT. A certificate from a senior officer of the Borrower stating that, to the best knowledge of the Guarantor and the Borrower, except as otherwise described therein: (a) there are no pending or threatened claims, suits, actions or proceedings arising out of or relating to the existence of any Hazardous Materials at, in, on or under any Borrower Property, (b) each Borrower Property is in full compliance with all applicable Environmental Laws with respect to such Borrower Property, and (c) all required approvals from all governmental and quasi-governmental authorities having jurisdiction with respect to the Borrower Properties, if any, have been obtained. In addition, the Borrower shall provide a comprehensive environmental audit dated not earlier than 18 months prior to delivery to the Agent (which shall include, without limitation, a visual survey, a record review and an area reconnaissance and a Phase I environmental study and, if recommended by the environmental consultant, a Phase II environmental study), conducted and certified by a qualified, independent environmental consultant licensed by the relevant state(s) in which the relevant Borrower Property is located and otherwise reasonably satisfactory to the Agent. All such audits, approvals, reports, inspections and investigations shall be paid for by the Borrower.

               (j) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to the Basic Documents and the designation of the Lender as the loss payee thereunder to the extent required by the Basic Documents, such certificates to be in such form and contain such information as is specified in the Basic Documents.

               (k) OPERATING STATEMENTS; BUDGETS. To the extent available, operating statements for each Borrower Property for the one-year period most recently ended prior to the Closing Date or prior to a property becoming a Borrower Property pursuant to SECTION 10 hereof, as applicable, and an itemized budget for the operation of each Borrower Property for the remaining calendar year.

               (l) SEARCHES. Copies of the UCC filing searches, tax lien searches, judgment searches and real estate tax searches in each county where a Collateral Property is located demonstrating as at a recent date the existence of no other financing statements (except to the extent such other financing statements have been released or relate to Liens permitted under SECTION 8.2 hereof), together with evidence that all filing fees or recording taxes payable in connection with any such searches have been paid.

               (m) SURVEY. To the extent available, a survey with respect to each Collateral Property

               (n) GROUND LEASES. Certified copies of all ground leases affecting each Borrower Property, including all amendments and modifications thereto, and a ground lessor estoppel and consent.

               (o) MATERIAL CONTRACTS. Certified copies of (i) all contracts and agreements relating to each Collateral Property if the payment obligations of the Guarantor or any of its Affiliates under such contracts and agreements exceeds $500,000 in the aggregate and (ii) any contract or agreement which has a remaining term of one year or greater and under which the Guarantor or any of its Affiliates has a remaining liability in excess of $500,000.00.

               (p) PROPERTY CONDITION REPORT. To the extent available, reports covering the structural condition of each Collateral Property.

               (q) LOCAL COUNSEL OPINIONS. An opinion of local counsel in the state in which each Collateral Property is located.

               (r) OTHER DOCUMENTS. Such other documents relating to the making of the Loans hereunder as the Agent or counsel to the Agent may reasonably request, which shall not be unduly burdensome on the Guarantor or the Borrower.

Each Notice of Borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in the above clauses (b) through (f) of this SECTION 5.2 (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of such borrowing, as of the date of such borrowing).

          SECTION 6. REPRESENTATIONS AND WARRANTIES. The Guarantor and the Borrower jointly and severally represent and warrant to the Agent and each Lender that, as of the Closing Date and as of the date of each borrowing of Loans hereunder:

          6.1 CORPORATE EXISTENCE AND POWER. Each of the Guarantor and the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each and every state where any of the Borrower Properties is located. Each of the Guarantor and the Borrower is duly qualified to do business in each other jurisdiction where the nature of its activities or the ownership of its Properties requires such qualification except where the failure to be qualified would not result in a Material Adverse Change. Each of the Guarantor and the Borrower has full corporate power, authority and legal right to carry on its businesses as presently conducted, to own and operate its Properties and assets and to execute, deliver and perform each of the Basic Documents.

          6.2 CORPORATE AUTHORIZATION; NO VIOLATION OR BREACH. The execution, delivery and performance by each of the Guarantor and the Borrower of the Basic Documents to which each is party, and any borrowing hereunder, have been duly authorized by all necessary corporate action of the Guarantor and the Borrower, and do not require any shareholder approval or the approval or consent of any trustee or the holders of any Indebtedness of the Guarantor or the Borrower except such as have been obtained (certified copies thereof having been delivered to the Agent), do not contravene any law, regulation, rule or order binding on the Guarantor or the Borrower or their respective Certificates of Incorporation or Bylaws, do not contravene the provisions of or constitute a default under any indenture, mortgage, contract or other agreement or instrument to which the Guarantor or the Borrower is a party or by which the Guarantor or the Borrower, or any of their respective Properties, may be bound or affected and will not (except for the Lien arising under the Security Documents) result in the creation or imposition of any Lien upon any of the revenues or assets of the Guarantor or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

          6.3 GOVERNMENT APPROVALS. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by each of the Guarantor and the Borrower of the Basic Documents or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent).

          6.4 BINDING OBLIGATIONS. The Basic Documents when duly executed and delivered by the parties thereto will constitute the legal, valid and binding obligations of each of the Guarantor and the Borrower enforceable against each in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles, regardless of whether enforcement is sought in equity or at law.

          6.5 LITIGATION. There are no actions, proceedings, investigations, or claims against or affecting the Guarantor or any of its Subsidiaries now pending before any court, arbitrator or Governmental Authority (nor to the best knowledge of the Guarantor or the Borrower has any thereof been threatened nor does any basis exist therefor) which might reasonably be determined adversely to the Guarantor or any of it Subsidiaries and which, if determined adversely, would result in a Material Adverse Change, except as described on SCHEDULE 6.5 hereto.

          6.6 FINANCIAL CONDITION. The consolidated balance sheet of Guarantor and its Subsidiaries as of September 30, 1994, copies of which have been furnished to Agent, fairly present the consolidated financial condition of the Guarantor and its Subsidiaries at such date, all in conformity with generally accepted accounting principles. In all material respects, the consolidated financial statements of the Guarantor and its Subsidiaries as of September 30, 1994, copies of which have been furnished to Agent, fairly present the consolidated financial condition of the Guarantor and its Subsidiaries as of such date. Since September 30, 1994, there has been no Material Adverse Change.

          6.7 TAXES. Each of the Guarantor and its Subsidiaries has filed all material tax returns and reports required of it, has paid all Taxes which are shown to be due and payable on such returns and reports, and has provided adequate reserves for payment of any Tax whose payment is being contested. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of Taxes for all fiscal periods to date are accurate and to the best knowledge of each of the Guarantor or the Borrower after due investigation there are no questions or disputes between the Guarantor or any of its Subsidiaries and any Governmental Authority with respect to any Taxes except as disclosed in the balance sheet referred to in SECTION 6.6 or otherwise disclosed to the Agent in writing prior to the date of this Agreement.

          6.8 LAWS, ORDERS; OTHER AGREEMENTS. Other than where failure to so conduct, use or comply would not result in a Material Adverse Change (i) the business and operations of the Guarantor and any of its Subsidiaries have been and are being conducted in substantial compliance with all applicable laws, rules and regulations; and (ii) all Properties of the Guarantor and any of its Subsidiaries and the use thereof by the Guarantor and any of its Subsidiaries comply in all material respects with applicable zoning and use restrictions.

Neither the Guarantor nor any of its Subsidiaries is in material breach of or default under any material agreement to which it is a party or which is binding on it or any of its assets.

          6.9 MARGIN STOCK. Neither the Guarantor nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. Each of the Guarantor and the Borrower will furnish to the Agent on request a statement conforming with the requirements of Regulation U.

          6.10 ERISA.

               (a) The present value of all benefits vested under all Plans, if any, did not, as of the most recent valuation date of any such Plans, exceed the value of the assets of any such Plans allocable to such vested benefits by an amount which would represent a potential liability of the Guarantor or any of its Subsidiaries in excess of $1,000,000 or affect the ability of each of the Guarantor or Borrower to perform this Agreement.

               (b) No Plan, if any, or trust created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975(c)(1) of the Code) which could subject the Guarantor or any of its Subsidiaries to any tax or penalty in excess of $1,000,000 on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code.

               (c) No Plan, if any, or trust created thereunder has been terminated, the termination of which resulted in a Material Adverse Change, and there have been no "reportable events" as that term is defined in Section 4043 of ERISA (which are required to be reported) since the effective date of ERISA.

               (d) No Plan, if any, or trust created thereunder has incurred any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

               (e) The required allocations and contributions to any Plans will not violate Section 415 of the Code in any material respect.

               (f) Neither the Guarantor nor any of the Subsidiaries participates in any multi-employer plan (as defined in Section 4001(a)(3) of ERISA).

          6.11 SUBSIDIARIES. SCHEDULE 11 to this Agreement sets forth as of the date of this Agreement the authorized capitalization of each Subsidiary of the Guarantor, the number of shares of each class of capital stock issued and outstanding of each Subsidiary, and the number and percentage of outstanding shares of each such class of capital stock owned by the

Guarantor or by any Subsidiary. The outstanding shares of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Guarantor and each Subsidiary own beneficially and of record and have good title to all the shares each is listed as owning on SCHEDULE 6.11.

          6.12 LIEN CREATION AND PRIORITY; NO ENCUMBRANCES. The Borrower is the sole fee simple owner, or the sole owner of leasehold estates under ground leases approved by the Agent, of all of the Borrower Properties. All liens created or purported to be created by any of the Mortgages constitute valid, enforceable and perfected liens on all of the Property on which any of the Mortgages purport to create a lien. All of the Borrower Properties are free and clear of any other Liens other than Permitted Encumbrances.

          6.13 INVESTMENT COMPANY ACT; OTHER REGULATIONS. Neither the Guarantor nor any of its Subsidiaries is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act. Neither the Guarantor nor the Borrower is subject to regulation by any federal or state statute or regulation (other than margin regulations) which limits its ability to incur indebtedness. Neither the Guarantor nor the Borrower is subject to any federal or state law or regulation limiting its ability to issue and perform its obligations under the Notes and any other Basic Documents.

          6.14 DELINQUENT PROPERTY LIENS. To the best knowledge of each of the Guarantor and the Borrower, there is no delinquent tax, sewer, rent, water charge, assessment or other outstanding charge against any of the Borrower Properties, or any part thereof, and there are no mechanics' or similar Liens, significant, valid, undisputed claims for overdue payment for work performed by or on behalf of the Guarantor or the Borrower, labor or material affecting any of the Borrower Properties which are or could become Liens prior to, or equal with, the lien of the applicable Mortgage and there are no mechanics' or similar Liens (other than Permitted Encumbrances) affecting any of the Borrower Properties which have not been insured or indorsed over by title policies.

          6.15 IMPROVEMENTS. Except as disclosed in any title policies, reports, preliminary commitments, surveys, appraisals or other documents provided to the Agent, to the best knowledge of each of the Guarantor and the Borrower, all buildings, structures and other improvements located on any of the Borrower Properties lie wholly within the boundary and building restriction lines of such Borrower Properties and no buildings, structures or other improvements on adjoining property encroach upon any of the Borrower Properties in any respect so as to materially and adversely affect the market value of such Property.

          6.16 CASUALTY; CONDEMNATION. To the best knowledge of each of the Guarantor and the Borrower, each of the Borrower Properties is free of material damage and waste, and there is no proceeding pending or, threatened, for the total or partial condemnation or taking by eminent domain of any of the Borrower Properties.

          6.17 ASSESSMENTS. Neither the Guarantor nor any of its Subsidiaries has received any notice of actual or pending special assessments or reassessments of any of the Borrower Properties which, taken together, would result in a Material Adverse Change other than such assessments or reassessments as have been disclosed to the Agent in writing.

          6.18 RIGHTS OF OTHERS TO PURCHASE PROPERTY. Neither the Guarantor nor any of its Subsidiaries has entered into any contracts for the sale of any of the Borrower Properties, nor any rights of first refusal or options to purchase any of the Borrower Properties.

          6.19 ENVIRONMENTAL MATTERS.

               (a) To the best knowledge of the Guarantor and the Borrower, the Guarantor and each of its Subsidiaries has obtained all permits, licenses and other authorizations which it or any of them is required to obtain under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not result in a Material Adverse Change or have a material adverse effect on any Borrower Property. To the best knowledge of the Guarantor and the Borrower, the Guarantor and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not result in a Material Adverse Change or have a material adverse effect on any Borrower Property.

               (b) Other than as set forth in SCHEDULE 6.19 hereto, to the best knowledge of the Guarantor and the Borrower, neither the Guarantor nor any of its Subsidiaries has received, and is not otherwise aware, of any current notification or demand from, or any complaint filed, penalty assessed or investigation or review pending or threatened by, any governmental or other entity in connection with the conduct of the business of the Guarantor or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, release or disposal by it or any of them of any substance regulated under Environmental Laws ("HAZARDOUS MATERIALS"), and neither the Guarantor nor any of its Subsidiaries has engaged in, suffered or permitted any activity which is likely to give rise to such notification, demand, complaint, penalty, investigation or review.

               (c) To the best knowledge of the Guarantor and the Borrower, neither the Guarantor nor any of its Subsidiaries has handled any Hazardous Material, other than as a generator, on any Property now or previously owned or leased by the Guarantor or any of its Subsidiaries to an extent that it may reasonably be expected to result in a Material Adverse Change or have a material adverse effect on any Borrower Property.

          6.20 ZONING COMPLIANCE, ETC.. To the best knowledge of the Guarantor and the Borrower, all improvements have been constructed and are being used and operated in material compliance with (i) all applicable zoning, subdivision and other laws, orders, rules, regulations and requirements of all governmental or quasi-governmental authorities having jurisdiction with respect to the Collateral Properties.

          6.21 SOLVENCY. None of the transactions contemplated by the Basic Documents will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of the Guarantor or any of its Subsidiaries, and neither the Guarantor nor any of its Subsidiaries is or will be rendered insolvent by such transactions, and the Guarantor and its Subsidiaries will have received fair and reasonably equivalent value in good faith for the grant of the Liens created by the Security Documents. The Guarantor and each of its Subsidiaries is able to pay its debts as they become due, including contingent obligations reasonably likely to become due.

          6.22 PERMITS. To the best knowledge of the Guarantor and the Borrower, the Borrower has all material permits, approvals and licenses necessary for the operation of each Collateral Property.

          6.23 OTHER REPRESENTATIONS AND WARRANTIES. This Agreement, the other Basic Documents, the financial statements referred to in SECTION 6.6, and all other instruments, documents, certificates and statements furnished to the Agent or any Lender by either the Guarantor or the Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, each of the representations and warranties made by either the Guarantor or the Borrower in the other Basic Documents is true and correct on and as of the date when made, on and as of the date hereof, and on and as of each date this representation is deemed made hereunder with the same force and effect as if made on and as of such dates.

          SECTION 7. AFFIRMATIVE COVENANTS. The Guarantor and the Borrower jointly and severally agree that, so long as the Commitment is in effect and until repayment in full of all Loans hereunder, all interest thereon and all other amounts payable to the Agent and the Lenders under the Basic Documents:

          7.1 PRESERVATION OF CORPORATE EXISTENCE, ETC. The Guarantor will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all material rights, franchises and privileges in the jurisdiction of its incorporation and will, and will cause each Subsidiary to, qualify and remain qualified as a foreign corporation in each jurisdiction where qualification is necessary or advisable in view of its business and operations or the ownership of its Properties; provided, however, that the Guarantor may, or permit any Subsidiary to, change the state of its incorporation, but only if, prior to doing so, the Guarantor has provided to the Agent a legal opinion in form and substance satisfactory, and from legal counsel acceptable, to the Agent to the effect that such reincorporation shall have no adverse legal effect on any of the Agent's or any Lender's rights or remedies under any of the Basic Documents, together with such other evidence as the Agent may reasonably require relating to the effect of any such reincorporation. The Guarantor shall cause each

Subsidiary to observe all material corporate formalities applicable to such Subsidiary. The Guarantor will, and will cause each Subsidiary to, comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would materially and adversely affect the financial condition, operations, business or prospects taken as a whole of the Guarantor, any Subsidiary or any Borrower Property; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto; and maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted.

          7.2  BOOKS AND RECORDS; INSPECTION.

               (a) The Guarantor will, and will cause each of its Subsidiaries to, keep adequate records and books of account in which true and correct entries in conformity with GAAP consistently applied will be made, reflecting all financial transactions of the Guarantor and each of its Subsidiaries.

               (b) At any reasonable time, and from time to time during usual business hours on usual business days, upon reasonable prior notice, the Guarantor will permit the Agent and the Lenders to examine and make copies of and abstracts from the records and books of account of and to visit the Properties of the Guarantor and its Subsidiaries, to review all environmental and other reports relating to such Properties and to discuss the affairs, finances and accounts of the Guarantor and its Subsidiaries with any of their respective employees, officers or directors.

          7.3 MAINTENANCE OF PROPERTY. The Guarantor will, and will cause each of its Subsidiaries to, maintain and preserve in good working order and condition, ordinary wear and tear excepted, all of the Collateral and all of the other Properties of the Guarantor and any of its Subsidiaries which are necessary in the ordinary course of business.

          7.4 COMPLIANCE WITH LAWS. The Guarantor will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to the Guarantor or to any of its Subsidiaries or to the operations or Property of any of them, unless the validity of such law, regulation, rule or order is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or unless failure to comply with such law, regulation, rule or order would not, taken together with all such other noncompliance by the Guarantor or its Subsidiaries, result in a Material Adverse Change.

          7.5 INSURANCE. The Guarantor will, and will cause each of its Subsidiaries to, keep in force upon all of its Properties and operations policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability. The Guarantor will on request furnish to the Agent certificates of insurance evidencing such coverage.

Without limiting the generality of the foregoing, the Borrower shall also comply with the following requirements:

               (a) PROPERTY INSURANCE. The Borrower will keep the Borrower Property insured as follows:

                    (i) against property damage or loss by such risks as are covered by an "all risk" replacement cost policy including earthquake if available at a commercially reasonable cost in an amount not less than the actual cost of replacing the Property in question, without allowance for depreciation, as determined from time to time (but not more often than once every calendar year) by the Agent, of the improvements and personal property, with a deductible or self-insured retention amount not to exceed a reasonable amount;

                    (ii) business interruption/rent loss insurance in an amount equal to six months pro forma stabilized rent for all perils for the Borrower Property;

                    (iii) against any damage or loss by flood if the Borrower Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereof as an area within a 100 year flood plain or having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, modified, supplemented or replaced from time to time, as may be available under such Acts;

                    (iv) against damage or loss from (i) sprinkler system leakage and (ii) boilers, boiler tanks, heating and air conditioning equipment, pressure vessels, auxiliary piping and similar apparatus, if applicable;

                    (v) during the period of any construction or replacement of improvements to the Borrower Property, for losses insured under an "all risk" replacement cost completed value builder's risk coverage form of insurance policy. The policy providing such coverage shall contain the "permission to occupy upon completion of work or occupancy" provision; and

                    (vi) each insurance policy shall bear a Lenders' loss payable endorsement to the extent of Lenders' interest in the insurance proceeds payable under the policy.

               (b) LIABILITY INSURANCE. The Borrower shall procure and maintain:

                    (i) commercial general liability insurance covering the Borrower, the Agent and the Lenders against claims for bodily injury or death or property damage occurring in, upon or about the Borrower Property or resulting from or involving the Borrower Property, in standard form, which insurance shall include blanket contractual liability coverage (but such coverage or the amount thereof shall in no way limit the indemnification set forth in SECTION 12.4 hereof); and

                    (ii) during the period of any construction, restoration or replacement of improvements to the Property, the Borrower shall insure against loss from damage or injury caused by such construction, restoration or replacement with additional coverage by obtaining: (1) commercial public liability insurance (including coverage for elevators and escalators, if any) on an "occurrence and in the aggregate basis," for personal injury claims, including, without limitation, bodily injury, death or property damage occurring in, upon or about the improvements being constructed, restored or replaced, such insurance to afford immediate minimum protection with a commercially reasonable limit with respect to personal injury or death to any one or more persons or damage to property; and (2) worker's compensation insurance (including employer's liability insurance if requested by the Agent) for all employees of the Borrower engaged in construction on or with respect to the Borrower Property and improvements to the Borrower Property in such amounts as are established by law or otherwise are reasonable under the circumstances.

               (c)  CERTAIN TERMS OF POLICY.  All insurance required under this
SECTION 7.4 shall provide that the same shall not be cancelled, amended or materially altered (including by reduction in the scope or limits of coverage) without at least forty-five (45) days' prior written notice to the Lender. The policies required under SECTION 7.4(a) shall contain a minimum of 80% of value coinsurance clause or a "stipulated value" or "agreed amount" provision.

               (d) EVIDENCE OF PAYMENT. The Borrower will deliver to the Agent receipts evidencing payment of all premiums thereon. Upon renewal of any of the insurance policies required by this SECTION 7.4, the Borrower shall, upon the Agent's request therefor, cause to be provided to the Agent a copy of such renewal policy or, at the Agent's option, a certificate of renewal for such policy.

               (e) APPROVAL NOT WARRANTY. No approval by the Agent or any Lender of any insurer shall be construed to be a representation, certification or warranty of its solvency and no approval by the Agent or any Lender as to the amount, type or form of any insurance shall be construed to be a representation, certification or warranty of its sufficiency.

          7.6 FINANCIAL STATEMENTS. The Guarantor will deliver or cause to be delivered to the Agent and the Lenders:

               (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Guarantor, the consolidated financial statements of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year, accompanied by the audit report thereon by independent certified public accountants selected by the Guarantor and reasonably satisfactory to the Agent (which reports shall be prepared in accordance with generally accepted accounting principles and shall not be qualified by reason of restricted or limited examination of any material portion of the records of the Guarantor or its Subsidiaries and shall contain no disclaimer of opinion or adverse opinion);

               (b) as soon as available and in any event within 45 days after the end of each fiscal quarter, the unaudited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal quarter (including the fiscal year to the end of such quarter) and operating statements for each of the Borrower Properties, accompanied by a certificate of the Guarantor (i) certifying that such unaudited financial statements have been prepared in conformity with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries and that such operating statements present fairly, in all material respects, the results of operations of the Borrower Properties, as at the end of and for such quarter, and (ii) identifying any material adverse changes that have occurred since the fiscal year-end report referred to in clause (a) in the consolidated financial condition or operations of the Guarantor and its Consolidated Subsidiaries as shown on the financial statements as of said date;

               (c) at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Guarantor or the Borrower to the effect that (i) no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Guarantor or the Borrower has taken and proposes to take with respect thereto) and (ii) after the Guarantor has qualified as a Real Estate Investment Trust under the Code, the Guarantor continues to be so qualified; and, in connection with the delivery of financial and operating statements pursuant to paragraph
(b) above, a certificate of a senior financial officer of the Guarantor or the Borrower setting forth a detailed calculation of the financial tests set forth in paragraphs (o) through (r) of SECTION 9 hereof;

               (d) promptly upon their becoming available, and in any event before January 31 of each year, a preliminary itemized budget for the operation of each Borrower Property for the one-year period commencing January 1, and promptly upon their becoming available, and in any event before March 31 of each year, a final itemized budget for the operation of each Borrower Property for the one-year period commencing January 1 of such year;

               (e) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, filed by the Guarantor or any of its Subsidiaries with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

               (f) promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed, if any; and

               (g) from time to time, all other statements, reports and other information as the Agent or any Lender may reasonably request concerning the financial condition and business affairs of the Guarantor or any Subsidiary.

          7.7 NOTIFICATION. Promptly after learning thereof, the Borrower shall notify the Agent of:

               (a) any action, proceeding, investigation or claim against or affecting the Guarantor or any of its Subsidiaries instituted before any court, arbitrator or Governmental Authority or, to the best knowledge of the Guarantor or the Borrower, threatened to be instituted, which, if determined adversely to the Guarantor or any Subsidiary, could result in a Material Adverse Change, or result in a judgment or order against the Guarantor or any of its Subsidiaries for more than $1,000,000 (in excess of insurance coverage) or, when combined with all other pending or threatened claims against the Guarantor or any of its Subsidiaries, for more than $1,000,000 (in excess of insurance coverage);

               (b) any substantial dispute between the Guarantor or any of its Subsidiaries and any Governmental Authority;

               (c) any labor controversy which has resulted in or, to the best knowledge of the Guarantor or the Borrower, threatens to result in a strike which would materially affect the business operations of Guarantor or any of its Subsidiaries, taken as a whole;

               (d) if Borrower or any of its Subsidiaries or any member of a Controlled Group gives or is required to give notice to the PBGC of any "reportable event" (as defined in subsections (b)(1), (2), (5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any "reportable event" as defined in subsection (c)(2) of
Section 4043 of ERISA and Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; and

               (e) the occurrence of any Event of Default or Default, in which the Borrower will deliver to the Agent a certificate specifying the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

          7.8 TAXES. Each of the Guarantor and the Borrower shall promptly pay and discharge all lawful taxes, sewer rents, water charges, assessments and other governmental charges or levies imposed upon each or upon the income or profits of each or upon any of the Borrower Properties, other than those being contested in good faith by appropriate proceedings and as to which reserves are being maintained by the Guarantor to the extent material and required by GAAP.

          7.9  ENVIRONMENTAL MATTERS.

               (a) The Guarantor shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all Environmental Laws applicable to it or any of them, and (ii) ensure that all operations, businesses and activities conducted by the Guarantor or any of its Subsidiaries are in material compliance with all Environmental Laws.

               (b) If the Guarantor or any of its Subsidiaries receives any notice or other communication from any Person concerning any actual, alleged, suspected or threatened material violation of or liability under any Environmental Laws or any Environmental Condition, or that any representation or warranty herein relating to Hazardous Materials is not or is no longer accurate in any material respect, including, without limitation, any notice or other communication from any Governmental Authority concerning any actual or threatened Environmental Claim, then the Guarantor or the Borrower shall deliver to the Lender, within 10 days after receipt of such notice or other communication, a copy thereof or a written description of such violation, liability, or actual or threatened event or condition. Receipt of such notice shall not be deemed to create any obligation on the part of the Lender to defend or otherwise respond to such notification. The Guarantor or such Subsidiary, as applicable, shall promptly take all actions in response to any such notification as it deems appropriate, in its reasonable discretion, including actions to defend or settle such notification of Environmental Claim or clean up or remedy such Environmental Condition in compliance with all Environmental Laws.

               (c) Upon the Agent's reasonable request, the Guarantor and its Subsidiaries shall, at their sole cost and expense, take all actions necessary to ensure that there is no Hazardous Material at, on or under any of the Properties of the Guarantor or any of its Subsidiaries in quantities or concentrations other than those permitted by applicable Environmental Laws. The Guarantor or the Borrower shall promptly provide to the Agent copies of all environmental site assessments or environmental audit reports, or updates of such assessments or reports that are generated in connection with the above activities.

          7.10 OTHER AGREEMENTS. Each of the Guarantor and the Borrower shall comply with all other agreements to which each is a party, whether related to any of the Borrower Properties, the Basic Documents or otherwise, other than (a) agreements or obligations thereunder being contested in good faith or (b) agreements non-compliance with which would not result in a Material Adverse Change.

          SECTION 8. NEGATIVE COVENANTS. The Guarantor and the Borrower agree that, so long as the Commitment is in effect and until repayment in full of all Loans hereunder, all interest thereon and all other amounts payable to the Agent and the Lenders hereunder:

          8.1 LIQUIDATION; MERGER; SALE OF ASSETS. Except as otherwise expressly permitted hereunder, neither the Guarantor nor the Borrower shall:

               (a) liquidate, dissolve or enter into any joint venture, partnership or other combination (other than any joint venture, partnership or other combination established in connection with the operation of the mini-storage business of the Guarantor or the Borrower) or sell, lease or dispose of all or substantially all of its business or assets, or enter into any merger or consolidation unless the Guarantor or the Borrower, as applicable, is the surviving entity; or

               (b) permit any of its Subsidiaries (other than, in the case of the Guarantor, the Borrower, which is restricted by the preceding sentence) to liquidate, dissolve or enter into any joint venture, partnership or other combination or sell, lease or dispose of all or substantially all of its business or assets or enter into any merger or consolidation, if any of the foregoing actions would result in a Material Adverse Change.

          8.2 LIMITATION ON LIENS. The Borrower shall not create, assume or suffer to exist any Lien (other than Permitted Encumbrances) on any Borrower Property.

          8.3 SALE OF PROPERTY. The Borrower shall not sell, transfer, lease (other than in the ordinary course of business and as expressly permitted by the Basic Documents), assign, exchange, contribute, abandon or otherwise dispose of, directly or indirectly, any Borrower Property or interest therein, unless: (A) the Borrower complies with Section 10.2 or Section 10.4 hereof; (B) no Collateralization Enhancement is then or, as a result of such sale, would be required under SECTION 10 below; and (C) the sale, combined with similar sales by the Guarantor or its Subsidiaries, does not exceed the maximum amount of property sales that can be effected without impairing or jeopardizing the status of the Guarantor as a Real Estate Investment Trust.

          8.4 OPERATIONS. The Guarantor shall not, and shall not permit any of its Subsidiaries or any joint venture to which it or any of them is a party or of which it or any of them is an owner to, engage in any material activity or introduce any major product which is substantially different from or unrelated to the storage and moving business, as described in SECTION 8.6 hereof, or products of the Guarantor or any of its Subsidiaries.

          8.5 TRANSACTIONS WITH AFFILIATES. The Guarantor shall not, and shall not cause or permit any Subsidiary to, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or lend or advance any money to, or borrow any money from, or guarantee any obligation of, or acquire any stock, obligations or securities of, or enter into any merger or consolidation agreement, or any management or similar agreement with, any Affiliate, or enter into any other transaction or arrangement or make any payment to (including, without limitation, on account of any management fees, service fees, office charges, consulting fees, technical services charges or tax sharing charges) or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate on terms other than those approved from time to time by a majority of the Guarantor's independent directors. Notwithstanding the foregoing, the Guarantor shall not, and shall not cause or permit any Subsidiary to, enter into any transaction described in the preceding sentence of this SECTION 8.5 if the value of the consideration for such transaction (including any other transactions in a related series) exceeds $10,000,000, unless the Agent shall otherwise consent in writing;

provided that the merger of the Guarantor with Shurgard, Inc. shall not require the consent of the Agent.

          8.6 USE OF PROCEEDS. The proceeds of the Loans may be used only for pre-development costs, development costs, acquisition of Self-Storage Facilities, capital expenditures and costs of buildouts, all in connection with the Borrower's storage and moving business, and for secured loans to third parties engaged in the self-storage business for similar types of expenditures, as well as for expenses related to closing and administering the Loans and for any other general corporate purpose of the Borrower; provided, however, that any time a Collateral Enhancement is required by SECTION 10 none of the proceeds of any Loan made during that period may be used to fund the costs of any development projects commenced by the Borrower after the commencement of the Collateral Enhancement requirement; and provided further that neither the Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

          8.7 ERISA COMPLIANCE. Neither the Guarantor nor any ERISA Affiliate nor any Plan will:

               (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975(c)(1) of the Code) which could reasonably be expected to result in a liability to the Guarantor or any of its Subsidiaries in excess of $1,000,000;

               (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived which could reasonably be expected to result in a liability to the Guarantor or any of its Subsidiaries in excess of $1,000,000;

               (c) terminate any Pension Plan in a manner which could reasonably be expected to result in a liability to the Guarantor or any of its Subsidiaries in excess of $1,000,000 or could reasonably be expected to result in the imposition of a Lien in excess of $1,000,000 on any property of the Guarantor or any of its Subsidiaries pursuant to Section 4068 of ERISA;

               (d) violate state or federal securities laws applicable to any Plan in any material respect; or

               (e) participate in any multi-employer plan (as defined in Section 4001(3) of ERISA).

          8.8 ENVIRONMENTAL COMPLIANCE. The Guarantor shall not knowingly cause, or permit or suffer the existence or the commission by the Guarantor, its Subsidiaries, its agents, employees, contractors, invitees, Tenants or any other person of, any material violation of any applicable Environmental Laws at, on or under any of the Properties of the Guarantor or any of its Subsidiaries.

          SECTION 9. EVENTS OF DEFAULT. If one or more of the following events (herein called "EVENTS OF DEFAULT") shall occur and be continuing:

               (a) (1) The Borrower shall default in the payment when due of any principal of or interest on any Loan on the Termination Date or (2) the Borrower shall default in the payment when due of any principal of or interest on any Loan on the due date therefor (other than the Termination Date) and such default shall continue for a period of more than three days after notice thereof to the Borrower by the Agent or (3) the Borrower shall default in the payment when due of any other amount payable by it hereunder or under the other Basic Documents and such default shall continue for a period of more than 10 days after notice thereof to the Borrower by the Agent; or

               (b) (1) The Guarantor or any of its Subsidiaries shall default in the payment when due (after the lapse of any applicable grace period) of any principal of or interest on any of their other Indebtedness aggregating $1,000,000 or more; or (2) any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness of the Guarantor or any of its Subsidiaries aggregating $1,000,000 or more shall occur if the effect of such event is to cause or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity; or

               (c) Any representation, warranty or certification made or deemed made herein or in any other Basic Document by the Guarantor or the Borrower, or in any certificate furnished to the Agent or the Lenders pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

               (d) (1) Either the Guarantor or the Borrower shall default in the performance of any of its obligations under SECTION 7.7(e), SECTION 8.1,
SECTION 8.3, SECTION 8.5 or SECTION 8.7 hereof; (2) the Guarantor or the Borrower shall default in the performance of any of its obligations under
SECTION 8.2, SECTION 8.4 or SECTION 8.6, provided that if any such default does not result in a Material Adverse Change, the Guarantor and the Borrower shall have a period of 10 Business Days after notice of such default to the Borrower by the Agent in which to cure such default; or (3) the Guarantor or the Borrower shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower by the Agent; or

               (e) The Guarantor or any of its Subsidiaries shall admit in writing its inability, or be generally unable, to pay its debts as such debts become due; or

               (f) The Guarantor or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the United

States Bankruptcy Code (as now or hereafter in effect), (iv) file a petition as debtor seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
(v) fail to respond in a timely and appropriate manner, or acquiesce in writing, to any petition filed against it in an involuntary case under the United States Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

               (g) A proceeding or case shall be commenced, without the application or consent of the Guarantor or any of the its Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Guarantor or such Subsidiary or of all or any substantial part of its assets, or
(iii) similar relief in respect of the Guarantor or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against the Guarantor or such Subsidiary shall be entered in an involuntary case under the United States Bankruptcy Code; or

               (h) A final judgment or judgments for the payment of money in excess of the lesser of (1) $5,000,000 in the aggregate or (2) such amount as would result in a Material Adverse Change if paid shall be rendered by a court or courts against the Guarantor or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Guarantor or the relevant Subsidiary shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; provided, however, that no judgment referred to in this SECTION 9(h) shall constitute an Event of Default if such judgment is covered by insurance with respect to which no subrogation right exists against the Guarantor or the Borrower; or

               (i) The Guarantor or any ERISA Affiliate shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA other than premiums under Section 4007 of ERISA unless such failure would not result in a Material Adverse Change; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(a)(3) of ERISA) having aggregate Unfunded Vested Liabilities in excess of $1,000,000 shall be filed under Title IV of ERISA by the Guarantor, any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any Plan or Plans which could result in liability of the Guarantor unless such termination would not result in a Material Adverse Change;

               (j) Except for expiration or termination in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason; or any of the Security Documents shall fail to create the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in and Lien on all of the Collateral), subject to no equal or prior Lien other than Liens permitted under SECTION 8.2 hereof; or

               (k) The Guarantor or any of its Subsidiaries shall contest the validity or enforceability of any material provision of any Basic Document, or the validity or perfection of any Lien in favor of the Agent upon any material portion of the Collateral; or

               (l) The Guarantor shall own less than 100% of the issued and outstanding shares of capital stock of the Borrower; or

               (m) The Guarantor shall fail or cease to qualify, or be unable to certify to the Agent its continuing status, as a Real Estate Investment Trust pursuant to Sections 856 through 860 of the Code; or the Borrower shall fail to qualify as a "qualified REIT subsidiary" under the Code; or

               (n)  A Change of Control occurs; or

               (o) The Net Worth of the Guarantor and its Consolidated Subsidiaries shall be less than (i) as of June 1, 1995, $310,000,000, plus 90% of the net cash proceeds received by the Guarantor from the sale of any of its equity securities during the immediately preceding 12-month period, plus 90% of the market value of any equity securities of the Guarantor issued in exchange for contributed properties during such 12-month period, minus the amount, if any, by which dividends paid by the Guarantor during such 12-month period exceeded the Guarantor's net income during such period; and (ii) as of each succeeding December 1 and June 1, the minimum Net Worth required as of the immediately preceding measurement date, plus 90% of the net cash proceeds received by the Guarantor from the sale of any of its equity securities during the 6-month period immediately preceding the applicable measurement date, plus 90% of the market value of any equity securities of the Guarantor issued in exchange for contributed properties during such 6-month period, minus the amount, if any, by which dividends paid during such 6-month period exceeded the Guarantor's net income during such period; or

               (p) The Consolidated Fixed Charge Coverage Ratio shall be less than 2.00 to 1.00, measured as of the end of each fiscal quarter of the Guarantor; or

               (q) The ratio of (i) the Indebtedness of the Guarantor and its Consolidated Subsidiaries to (ii) Net Worth shall be greater than 1.00 to 1.00, measured as of the end of each fiscal quarter of the Guarantor; or

               (r) If required by the terms hereof, the Guarantor or the Borrower shall fail to complete the Collateralization Enhancement in the time and manner provided for in SECTION 10.5 hereof;

THEN:  (i) upon the occurrence of any Event of Default described in clause (f),
(g) or (h) above with respect to the Guarantor or the Borrower, the Commitment shall immediately terminate and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder (including, without limitation, any amounts payable under SECTIONS 1.6 AND 4.3 hereof) and under the Notes and the other Basic Documents shall automatically become due and payable, and (ii) upon the occurrence of any other Event of Default, the Agent may, and upon the request of the Requisite Lenders shall, by notice to the Borrower, terminate the Commitment and declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder (including, without limitation, any amounts payable under SECTIONS 1.6 AND 4.3 hereof) and under the Note and the other Basic Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable. Except as expressly provided in this SECTION 9, presentment, demand, protest, notice or other formalities of any kind are hereby expressly waived by the Guarantor and the Borrower.

          SECTION 10.  COLLATERAL PROPERTIES; SPRINGING LIEN PROPERTIES.

          10.1  ADDITIONS TO COLLATERAL.

               (a) The Borrower may, from time to time, give written notice to the Agent of the Borrower's intent that one or more of the Springing Lien Properties will become Collateral Properties. In connection with such notice, the Borrower shall provide the Agent a preliminary commitment for title insurance in the amount and of the type required by SECTION 5.2(h). Within 15 days of its receipt of such notice and preliminary commitment, the Agent shall notify the Borrower of the Liens that the Agent requires to be removed from such preliminary commitment before such proposed Springing Lien Property may qualify as a Collateral Property; PROVIDED, HOWEVER, that the Agent may not require the removal of any Lien that constitutes a Permitted Encumbrance. The proposed Springing Lien Property shall constitute a Collateral Property from and after the later of (i) the date specified in a written notice (a "COLLATERAL PROPERTY DESIGNATION NOTICE") from the Borrower to the Agent as the date upon which such proposed Springing Lien Property shall become one of the Collateral Properties and (ii) the date that all conditions set forth on SECTION 5.2 shall have been satisfied with respect to such proposed Collateral Property (the related Mortgages being substantially the same in form and substance to the Mortgages delivered in respect of the Initial Properties). Each Collateral Property Designation Notice shall be deemed to constitute a representation and warranty by the Borrower that, as of the date of and upon giving effect to such requested designation, (a) the statements set forth in SECTION 6 are true and correct and
(b) no Default has occurred and is continuing.

               (b) The Borrower may also, from time to time, give written notice to the Agent of the Borrower's intent that one or more Self-Storage Facilities which are not Springing Lien Properties will become Collateral Properties. The Agent shall be entitled to obtain such information with respect to such Self-Storage Facilities as it may reasonably deem appropriate. In the event that the Agent determines any such additional Self-Storage

Facility to be eligible to become a Collateral Property, then the Agent may require that all conditions set forth in SECTION 5.2 be satisfied with respect to such facility, together with such additional conditions as the Agent may deem appropriate.

          10.2 RELEASE OF COLLATERAL PROPERTIES. The Borrower may, from time to time, provide written notice to Agent (a "COLLATERAL PROPERTY RELEASE REQUEST") requesting the release of one or more of the Collateral Properties from the lien of the Mortgages. On the effective date of the release requested thereby, the Agent shall release from the lien of the Mortgages the Collateral Properties identified in such Collateral Property Release Request, but only if
(i) at no time between Agent's receipt of such Collateral Property Release Request and the effective date of such release does any Default occur or exist (other than a Default which will cease to exist upon giving effect to such release), and (ii) giving effect to such release would not cause a Default to occur or exist. Each Collateral Property Release Request shall be deemed to constitute a representation and warranty by Borrower that, as of the date of and upon giving effect to such requested release, (a) the statements set forth in
SECTION 6 are true and correct and (b) no Default has occurred and is continuing.

          10.3 ADDITIONS TO SPRINGING LIEN PROPERTIES. The Borrower may, from time to time, give written notice (a "SPRINGING LIEN DESIGNATION NOTICE") to the Agent of the Borrower's intent that one or more Self-Storage Facilities will become Springing Lien Properties. In connection with such request, the Borrower shall provide the Agent with a current preliminary commitment for title insurance of the type required by SECTION 5.2(h) or other title report showing the Liens to which such Self-Storage Facility is then subject. The proposed Self-Storage Facility shall constitute a Springing Lien Property from and after the later of (i) the date specified in the applicable Springing Lien Designation Notice as the date upon which such Self-Storage Facility shall become one of the Springing Lien Properties and (ii) the date when all of the conditions set forth in SECTION 5.2 have been satisfied. Each Springing Lien Designation Notice shall constitute a representation and warranty by the Borrower that, as of the date of such notice, no Default has occurred and is continuing. The Agent shall be entitled to obtain such information with respect to such proposed Self-Storage Facilities as it may reasonably deem appropriate. In the event that the Agent determines any such additional Self-Storage Facility to be eligible to become a Springing Lien Property, then the Agent may require the satisfaction of such conditions as the Agent may deem appropriate, including, without limitation, the conditions set forth in SECTION 5.2.

          10.4 REMOVAL OF SPRINGING LIEN PROPERTIES. The Agent shall, from time to time upon Borrower's written request therefor (a "SPRINGING LIEN REMOVAL REQUEST"), remove one or more of the Springing Lien Properties from their status as Springing Lien Properties provided that at no time between the Agent's receipt of such Springing Lien Removal Request and the effective date of such removal does a Default occur or exist (other than a Default which will cease to exist upon giving effect to such removal). Each Springing Lien Removal Request shall constitute a representation and warranty by Borrower that, as of the date of and upon giving effect to such request, no Default has occurred and is continuing. Unless a Springing Lien Removal Request expressly provides otherwise, any Springing Lien Property whose removal from such status is requested shall not, upon giving effect to such removal, constitute a Springing Lien Property. Notwithstanding the foregoing, if at the time of the Agent's receipt of a Springing Lien Removal Request, and on the effective date of the removal requested thereby, no amounts are owing hereunder (other than contingent indemnification or hold harmless obligations of which the Borrower has not received notice from the Agent), the Agent shall, upon receipt of such Springing Lien Removal Request, remove the Springing Lien Properties described therein from their status as Springing Lien Properties without further conditions.

          10.5 COLLATERALIZATION ENHANCEMENT. If the Debt Service Coverage Ratio of the Borrower Properties as of the end of any fiscal quarter is less than 1.50 to 1.00, the Guarantor and the Borrower shall immediately commence and pursue diligently until completion, which shall occur within forty-five (45) days of commencement, the process (collectively, the "COLLATERALIZATION ENHANCEMENT") of (i) contributing additional Self-Storage Facilities to the Borrower that satisfy all of the funding conditions contained in SECTION 5 below for Collateral Properties and (ii) recording Mortgages and otherwise perfecting Liens with respect to the Springing Lien Properties. Upon completion of the Collateralization Enhancement, the Debt Service Coverage Ratio of the Borrower Properties shall be not less than 1.80 to 1.00.

          SECTION 11.  THE AGENT.

          11.1 AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Basic Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or the other Basic Documents except as expressly set forth herein. As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loan, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all the Lenders, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Basic Documents or applicable law. In the absence of instructions from the Requisite Lenders, the Agent shall have authority (but no obligation), in its sole discretion, to take or not to take any action, unless this Agreement specifically requires the consent of Lenders or the consent of the Requisite Lenders and any such action or failure to act shall be binding on all Lenders and holders of the Notes. Each Lender shall execute and deliver such additional instruments, including powers of attorney in favor of the Agent, as may be necessary or desirable to enable the Agent to exercise its powers hereunder.

          11.2 AGENT'S RELIANCE, ETC.. Neither the Agent nor any of its directors, officers, attorneys, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except to the persons and to the extent provided by law for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the
Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and including the agreement of the assignee or transferee to be bound hereby as it would have been if it had been an original Lender party hereto, in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Guarantor or the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Guarantor or the Borrower or to inspect the Property (including the books and records) of the Guarantor or any of its Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or the creation, perfection or priority of any Lien on any Collateral; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

          11.3 RIGHTS AS LENDER. With respect to the Commitment and the Loans made by it and the Note issued to it, NACC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include NACC in its individual capacity. NACC and its Affiliates may lend money to and generally engage in any kind of business with the Guarantor, any of its Subsidiaries and any Person who may do business with or own securities of the Guarantor or any such Subsidiary, all as if NACC were not the Agent and without any duty to account therefor to the Lenders. Any Lender and its respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Guarantor, any of its Subsidiaries and any Person who may do business with or own securities of the Guarantor or any such Subsidiary, all as if such Lender were not a Lender hereunder and without any duty to account therefor to the other Lenders.

          11.4 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in SECTION 5.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          11.5 INDEMNIFICATION. The Lenders agree to indemnify the Agent, ratably according to their then outstanding principal amount of Loans or, if no Loans are outstanding, their share of the Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Basic Documents or any action taken or omitted by the Agent under this Agreement or the other Basic Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to pay or reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the other Basic Documents, to the extent that the Agent is not reimbursed for such expenses by the Guarantor or the Borrower.

          11.6 SUCCESSOR AGENT. The Agent may give written notice of resignation at any time to the Lenders, the Guarantor and the Borrower and may be removed at any time with cause by the Requisite Lenders. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Requisite Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank organized under the laws of the United States or of any state thereof, or any affiliate of such bank, and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000). Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. Until the acceptance by such a successor Agent, the retiring Agent shall continue as the "Agent" hereunder. Notwithstanding any retiring Agent's resignation or removal hereunder as the Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

          11.7  COLLATERAL MATTERS.

               (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.

               (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon
(i) any and all Collateral upon termination of the Commitment and payment in full of all Loans; (ii) any Collateral constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted under
SECTION 8.7(b) hereof; (iii) any Collateral constituting Property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) any Collateral constituting Property leased to the Guarantor or any of its Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Guarantor or the relevant Subsidiary to be, renewed or extended; (v) any Collateral consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) any Collateral if approved, authorized or ratified in writing by the Lenders, as provided in SECTION 12.5 hereof. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection (b).

          11.8 SHARING OF PAYMENTS, ETC.. If any Lender shall obtain any payment in respect of the obligations under the Basic Documents (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) in excess of the amount it would have received if all payments had been made directly to the Agent, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them to the Borrower as the Agent shall direct; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender the purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered by the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this SECTION 11.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent's books and records shall constitute prima facie evidence of the accuracy of the information recorded therein and any statement by the Agent calculating the amount due from any Lender shall be prima facie evidence thereof absent a showing by such Lender of manifest error.

          11.9  APPLICATION OF SECTION 11.  The provisions set forth in this
SECTION 11 are intended to address the relationship between the Agent and the Lenders and shall not affect, except as expressly provided herein, any of the rights and obligations of the Guarantor or the Borrower set forth elsewhere in this Agreement.

          SECTION 12.  MISCELLANEOUS.

          12.1 WAIVER. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          12.2 NOTICES. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or otherwise delivered as follows:

     If to the Guarantor:

          Shurgard Storage Centers, Inc.
          1201 Third Avenue, Suite 2200
          Seattle, Washington  98101
          Telecopier:  (206) 624-1645
          Attention:     Harrell L. Beck

     With a copy to:

          Shurgard Storage Centers, Inc.
          1201 Third Avenue, Suite 2200
          Seattle, Washington  98101
          Telecopier:  (206) 624-1645
          Attention:     Kristin H. Stred, Esq.

     If to the Borrower:

          SSC Acquisitions, Inc.
          c/o Shurgard Storage Centers, Inc.
          1201 Third Avenue, Suite 2200
          Seattle, Washington  98101
          Telecopier:  (206) 624-1645
          Attention:     John L. Lamb

     With a copy to:

          Perkins Coie
          1201 Third Avenue
          Seattle, Washington  98101
          Telecopier:  (206) 583-8500
          Attention:     Dennis L. Bekemeyer, Esq.

     If to the Agent:

          Nomura Asset Capital Corporation
          2 World Financial Center
          New York, New York  10281
          Telecopier:  (212) 667-1174
          Attention:     Sheryl McAfee
                         Vice President

     With a copy to:

          Nomura Asset Capital Corporation
          633 West Fifth Street, Suite 6800
          Los Angeles, California  90071
          Telecopier:  (213) 243-1622
          Attention:     Richard A. Magnuson

     and to:

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, California  90071
          Telecopier:  (213) 891-8763
          Attention:     David B. Rogers, Esq.

or, as to any party (including any Lender), at such address as shall be designated by such party in a notice to each other party. All such notices and communications shall be deemed effective upon receipt by the party to whom it is given or made.

          12.3 EXPENSES. Subject to the limitations set forth herein, the Guarantor and the Borrower jointly and severally agree to pay or reimburse the Agent and the Lenders, as applicable, for paying:

               (a) all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of legal counsel to the Agent) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents, the making of the Loans hereunder and the addition, release or removal of Collateral Properties or Springing Lien Properties pursuant to SECTION 10 hereof (except that the reimbursable expenses of the Lender in connection with the diligence performed by the Agent in connection with SECTION 10.1 or SECTION 10.3 hereof shall not exceed $10,000 per Borrower Property);

               (b) all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of legal counsel) in connection with any Default and any enforcement or collection proceedings resulting therefrom including, without limitation, in connection with any bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Guarantor or the Borrower or a "workout" of the Loans, as applicable;

               (c) all Taxes, and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the other Basic Documents or any other document referred to herein or therein, and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, the other Basic Documents or any document referred to therein; and

               (d) all taxes and assessments, recording fees, registration taxes, title insurance premiums, appraisal fees, costs of surveys, fees of third-party consultants and all other fees and expenses reasonably incurred by the Agent or the Lenders in connection with any Collateral.

          Notwithstanding the foregoing, the reimbursable expenses of the Lender (including the fees and expenses of its legal counsel) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents (including diligence with respect to the Initial Properties) shall not exceed $150,000.

          12.4 INDEMNIFICATION.

               (a) GENERAL INDEMNITY. The Guarantor and the Borrower hereby jointly and severally agree to indemnify the Agent and the Lenders, and their respective directors, officers, employees, attorneys, agents, successors and assigns (the "INDEMNIFIED PARTIES") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any claim of any Person relating to or arising out of any Basic Document or the transactions contemplated therein or resulting from the ownership or financing of any Borrower Property or any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to this Agreement or the Loans or the actual or proposed use of the proceeds of the Loans by the Borrower, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnified Party).

               (b) ENVIRONMENTAL INDEMNITY. Without limiting the generality of any other portion of this SECTION 12.4 and subject to the exception set forth in 12.4(a) regarding gross negligence or willful misconduct, the Guarantor and the Borrower jointly and severally agree to defend, indemnify, exonerate and hold harmless the Indemnified Parties from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses which accrue to or are made against or incurred by Indemnified Parties prior to transfer of any such Borrower Property pursuant to foreclosure or deed in lieu of foreclosure, including, but not limited to, reasonable attorney's (including allocated costs of in-house counsel) and consultant's fees, investigation and laboratory fees, removal, remedial, response and corrective action costs, court costs and litigation expenses, of whatever kind or nature known or unknown, contingent or otherwise, based on or arising under any Environmental Laws, including, without limitation, those enacted hereafter, and pertaining to or attributable in any way to the business, operations, properties, assets, acts or omissions of the Borrower, any of Borrower's Tenants or subtenants of any Borrower Property or any predecessor in interest thereof or to any past, present or future Borrower Property.

               (c) INDEMNIFICATION PROCEDURES. Any Indemnified Party seeking indemnification under this SECTION 12.4 in respect of any claim shall notify the Guarantor and the Borrower of the assertion of any such claim within a reasonable time after such Indemnified Party has knowledge of such claim. With reference to the provisions set forth in this SECTION 12.4 for payment by the Guarantor and the Borrower of attorneys fees incurred by the Indemnified Parties in any action or claim brought by a third party, the Guarantor and the Borrower shall diligently defend such Indemnified Party and diligently conduct the defense. If the Indemnified Party desires to engage separate counsel, it may do so at its own expense; provided, however, that such limitation on the obligation of the Guarantor and the Borrower to pay the fees of separate counsel for such Indemnified Party shall not apply if such Indemnified Party has retained said separate counsel because the Guarantor and the Borrower are not diligently defending it or not diligently conducting the defense and the Indemnified Party so notifies the Guarantor or the Borrower. Anything to the contrary contained herein or any other Basic Documents notwithstanding, the Loan shall not be considered to have been paid in full unless all obligations of the Guarantor and the Borrower under this SECTION 12.4 shall have been fully performed (except for contingent indemnification obligations for which no claim has actually been made pursuant to this Agreement).

          12.5 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Guarantor or the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:

               (a) change the Commitments of the Lenders or subject the Lenders to any additional obligations;

               (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Basic Document (other than the interest payable pursuant to SECTION 2.2(b));

               (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Basic Document;

               (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder;

               (e)  amend the definition of "Requisite Lenders";

               (f)  waive any Event of Default which occurs under SECTION
     9.1(a);

               (g) release any Collateral other than in accordance with the terms of this Agreement;

               (h)  amend SECTION 4.3 or SECTION 6.1; or

               (i)  amend this SECTION 12.5;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

          12.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In connection with any assignment of the Loans pursuant to
SECTION 12.6(b) hereof, each Lender may, subject to SECTION 12.6(b), assign or otherwise transfer all of its rights and remedies under this Agreement to the assignee, and such assignee shall thereupon become vested with all of the rights and obligations in respect thereof granted to the Lender herein or otherwise. Each representation and agreement made by the Guarantor or the Borrower in this Agreement shall be deemed to run to and each reference to the Lenders herein shall be deemed to refer to the Lenders and all of its successors and permitted assigns.

          12.7 ASSIGNMENTS.

               (a) ASSIGNMENTS BY THE GUARANTOR AND THE BORROWER. This Agreement and each of the other Basic Documents shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns, provided that neither the Guarantor nor the Borrower may assign or otherwise transfer all or any part of its rights or obligations hereunder or under any other Basic Document without the prior written consent of the Agent acting on behalf of all Lenders.

               (b) ASSIGNMENTS BY THE LENDERS. Any Lender may at any time assign all or any portion of its interest under the Basic Documents with the prior written consent of the Guarantor, the Borrower and the Agent (which may not be unreasonably withheld). Any Lender may at any time after the occurrence and during the continuation of a Default or Event of Default assign all or any portion of its interest under the Basic Documents with or without the prior written consent of the Guarantor or the Borrower (but not without the prior written consent of the Agent, which may not be unreasonably withheld).

               (c) SALE OF PARTICIPATIONS BY THE LENDERS. Any Lender may sell participations in any portion of its Loans or commitment to lend or of its right, title and interest therein or thereto or in or to this Agreement to any other person without obtaining the consent of the Guarantor, the Borrower or the Agent provided that such Lender notifies the Agent, the Guarantor and the Borrower of the sale. In the case of any sale of a participation by any Lender hereunder (as distinguished from an assignment), such Lender shall remain fully liable hereunder, the participant shall not acquire any direct rights against the Guarantor, the Borrower, the Agent or any Lender under any Basic Document, the Agent, the Guarantor and the Borrower shall continue to deal exclusively with such Lender and shall not have any obligations whatsoever to such participant.

          12.8 SURVIVAL; DISCHARGE. The obligations of the Borrower under SECTIONS 1.6, 4.1, 4.3, 4.4, 12.3 AND 12.4 hereof shall survive the repayment of the Loans and the termination or expiration of the Commitment and any release of the Collateral pursuant to the Basic Documents. In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing of any Loan, hereunder shall survive the making of such Loan and neither the Agent nor the Lenders shall be deemed to have waived, by reason of making such Loan, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Agent or the Lenders may have had notice or knowledge or reason to know that such representation or warranty was false or misleading at the time such Loan was made. At such time as the Loans are paid and performed in full and the Lender has no further commitment to lend under this Agreement, the Lender shall execute and deliver to the Guarantor and the Borrower such releases and other documentation reasonably requested by the Guarantor or the Borrower to effect the release of the Collateral from the Liens created under this Agreement and the other Basic Documents.

          12.9 CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of New York. Each of the Guarantor and the Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Guarantor and the Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          12.12 WAIVER OF JURY TRIAL. THE GUARANTOR, THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          12.13 LIMITATION OF LIABILITY. No claim may be made by the Guarantor, any Subsidiary of the Guarantor, any Lender, the Agent or any other Person against the Agent or any Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith, and the Guarantor, each Subsidiary of the Guarantor, the Agent and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not occurred and whether or not known or suspected to exist in its favor.

          12.14 MARSHALLING; RECAPTURE. Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of the Guarantor or the Borrower. To the extent any Lender receives any payment by or on behalf of the Guarantor or the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Guarantor or the Borrower or their respective estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Guarantor or the Borrower to the Lender as of the date such initial payment, reduction or satisfaction occurred.

          12.15 RIGHTS AND REMEDIES. To the extent the Guarantor and the Borrower may so agree under applicable law, each of the Guarantor and the Borrower represents, warrants and covenants that in the case of an Event of Default (i) the Agent and the Lenders shall have the right to pursue all of their rights and remedies in one proceeding, or separately and independently in separate proceedings from time to time, as the Agent, in its sole and absolute discretion, shall determine from time to time, (ii) neither the Agent nor any Lender is required to either marshall assets, sell Collateral in the inverse order of alienation, or be subject to any "one action" or "election of remedies" law or rule, (iii) the exercise by the Agent or any Lender of any remedies against any one item of Collateral will not impede the Agent or any Lender from subsequently or simultaneously exercising remedies against any other item of Collateral, and (iv) all Liens and other rights, remedies or privileges provided to the Agent or the Lenders shall remain in full force and effect until each of the Agent and the Lenders has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold or otherwise realized upon in satisfaction of the Loans.

          12.16 THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto, NSI and their respective successors and assigns, and no other party is intended to be a third party beneficiary hereunder or to have any right, benefit, priority or interest under, or because of the existence of, or shall have any right to enforce, this Agreement.

          12.17 SETOFF. The Borrower agrees that, in addition, to (and without limitation of) any right of set-off or counterclaim the Lenders may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it or any of its Affiliates for the account of the Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of the Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Agent and the Borrower thereof, but the Lender's failure to give such notice shall not affect the validity thereof or expose such Lender to any liability.

          SECTION 13.    GUARANTY.

          13.1 THE GUARANTY. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct and indirect benefits to be received by the Guarantor from the proceeds of the Loans, the Guarantor hereby agrees with the Lenders as follows: the Guarantor hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness and other obligations owed to the Agents or the Lenders under the Basic Documents (the "OBLIGATIONS"). If any of the Obligations become due and payable hereunder, the Guarantor unconditionally promises to pay such Obligations to the Lenders. The word "indebtedness" is used in this SECTION 13 in the most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Agreement or any other Basic Document, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereinafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

          13.2 BANKRUPTCY.    Additionally, the Guarantor unconditionally and
irrevocably, guarantees the payment of any of the Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in subsection (f) or (g) of SECTION 9, and unconditionally, promises to pay such Obligations to the Lenders, or order, on demand, in lawful money of the United States.

          13.3 NATURE OF LIABILITY.     The liability of the Guarantor hereunder
is exclusive and independent of any security for or other guaranty of the Obligations whether executed by the Guarantor, or by any other party, and the liability of the Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of any other party as to the Obligations, or
(c) any payment on or in reduction of any such other guaranty or undertaking, or
(d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Agent or the Lenders on the Obligations which the Agent or such Lenders repay the Borrower or the estate thereof pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any rights to the deferral or modification of its obligations hereunder by reason of any such proceeding. No payment or payments made by the Borrower or any other Person or received or collected by the Agent or the Lenders from the Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations, shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor under this SECTION 13 which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations until the Obligations are paid in full.

          13.4 INDEPENDENT OBLIGATION. The obligations of the Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions. The Guarantor waives, to the fullest extent permitted by law, the benefit of any statue of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstances which operated to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantor.

          13.5 AUTHORIZATION. The Guarantor authorizes the Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any party for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligor.

          13.6 RELIANCE. It is not necessary for the Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, parties or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          13.7 SUBORDINATION. Any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated to the Obligations; and such indebtedness of the Borrower to the Guarantor, if the Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by the Guarantor as trustee for the Lenders and be paid over to the Lenders on account of the Obligations, but without affecting or impairing in any manner the liability of the Guarantor under the other provisions of this Guaranty. Prior to the transfer by the Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to the Guarantor, the Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

          13.8 WAIVER.

               (a) The Guarantor waives the right (except as shall be required by applicable law and cannot be waived) to require the Agent or the Lenders to
(a) proceed against the Borrower or any other party, (b) proceed against or exhaust any security held from the Borrower or any other party or (c) pursue any other remedy in the Agent's or the Lenders' power whatsoever. The Guarantor waives any defense based on or arising out of any defense of the Borrower or any other party other than payment in full of the Obligations, including without limitation any defense based on or arising out of the disability of the Borrower or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. The Agent and the Lenders may, at their election, foreclose on any security held by the Agent or the Lenders by one or more judicial or non-judicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agent and the Lenders may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid. The Guarantor waives any defense arising out of any such election by the Agents and the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any other party or any security. Until all the Obligations shall have been paid in full, the Guarantor shall not have any right of subrogation, and waives any right to enforce any remedy which the Agent and the Lenders now have or may hereafter have against the Borrower, and waives any benefit of, and any right to participate in, and security now or hereafter held by the Agent and the Lenders.

               (b) The Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and agrees that the Agent and the Lenders shall have no duty to advise the Guarantor of information known to them regarding such circumstances or risks.

          13.9 REINSTATEMENT. The guarantee contained in this SECTION 13 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its Property, or otherwise, all as though such payments had not been made.

          13.10 LIMITATION ON ENFORCEMENT. The Lenders agree that this Guaranty may be enforced only by the action of the Agent and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the applicable Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Agent for the benefit of the Lenders upon the terms of this Agreement and the applicable Security Documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              SHURGARD STORAGE CENTERS, INC.,
                              as Guarantor



                              By: /s/ Harrell Beck
                                   Harrell Beck
                                   President



                              SSC ACQUISITIONS, INC.,
                              as Borrower



                              By: /s/ Harrell Beck
                                   Harrell Beck
                                   President


                  Pro
Commitment     Rata Share
- ----------     ----------

$50,000,000       100%             NOMURA ASSET CAPITAL CORPORATION, as the
                                   Agent and as a Lender




                              By: /s/ Richard Magnuson
                                   Name:  Richard A. Magnuson
                                   Title: Vice President

                                    EXHIBIT A

                       DEFINITIONS AND ACCOUNTING MATTERS


          Part I. CERTAIN DEFINED TERMS. As used in that certain Revolving Loan Agreement dated as of December 23, 1994 (the "AGREEMENT") among the Guarantor, the Borrower, the Agent and the Lenders, including this EXHIBIT A thereto, the following terms shall have the following meanings (all terms defined herein in the singular to have the same meanings when used in the plural and VICE VERSA):

          "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouses and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation.

          "AGENT" shall have the meaning assigned to such term in the preamble.

          "APPLICABLE MARGIN" shall mean (a) with respect to Base Rate Loans, minus 0.50% per annum, and (b) with respect to LIBOR Rate Loans, plus 1.75% per annum.

          "BASE RATE" shall mean, for any day, a fluctuating interest rate per annum equal to the then effective rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.'s prime or reference rate.

          "BASE RATE LOANS" shall mean Loans which bear interest at the Base Rate plus the Applicable Margin.

          "BASIC DOCUMENTS" shall have the meaning assigned to such term in
SECTION 5.1(e) of the Agreement.

          "BEST KNOWLEDGE" shall mean, with respect to the Guarantor or the Borrower, as applicable, the knowledge of the chief executive officer, the chief financial officer, the treasurer, any vice president, any secretary or other officer appointed by the board of directors, or any "reporting person" as that term is used in Section 16 of the Securities Exchange Act of 1934, as amended.

          "BORROWER" shall have the meaning assigned to such term in the preamble to the Agreement.

          "BORROWER PROPERTIES" shall mean the Collateral Properties and the Springing Lien Properties.

          "BUSINESS DAY" shall mean any day on which commercial banks are not authorized or required to close in New York City and, for purposes of determining the LIBOR Rate, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

          "CAPITAL EXPENDITURES" shall mean, for any period as to any Person, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by such Person or any of its Consolidated Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

          "CAPITAL LEASE OBLIGATIONS" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

          "CHANGE OF CONTROL" shall mean (i) a transaction or series of transactions whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 ACT")) shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Guarantor (or other securities convertible into such securities) representing 30% of the combined voting power of all securities of the Guarantor entitled to vote in the election of directors (for purposes of this definition, a "Controlling Person") or (ii) at any time, a majority of the Guarantor's directors are persons who were not (A) in office on the Closing Date or (B) initially nominated by directors who were in office on the Closing Date or by successor directors elected or appointed upon the initial nomination of such directors or successor directors. In connection with clause (i) above, a Person or group shall not be a "Controlling Person" if such Person or group holds voting power in good faith and not for the purpose of circumventing the effect of the occurrence of a Change of Control as an agent, bank, broker, nominee, trustee or holder of revocable proxies given in response to a solicitation pursuant to the 1934 Act, for one or more beneficial owners who do not individually, or, if they are a group acting in concert, as a group, have the voting power specified in the previous sentence.

          "CLOSING DATE" shall mean the date on which the conditions set forth in SECTION 5.1 of the Agreement shall have been fulfilled.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL" shall mean any and all Property of the Guarantor or the Borrower from time to time subject to the Lien of the Security Documents.

          "COLLATERAL PROPERTIES" shall mean the Properties that are subject to the lien of a Mortgage.

          "COLLATERALIZATION ENHANCEMENT" shall have the meaning assigned to such term in SECTION 10 of the Agreement.

          "COMMITMENT" shall mean the obligation of the Lenders to make Loans to the Borrower in an aggregate amount at any one time outstanding up to but not exceeding the Commitment Amount.

          "COMMITMENT AMOUNT" shall have the meaning assigned to such term in
SECTION 1.1 of the Agreement.

          "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" shall mean, as of any date of determination, for the Guarantor and its Consolidated Subsidiaries, the ratio of (i) four times the Operating Cash Flow for the immediately preceding calendar quarter to (ii) the sum of (A) cash interest payable on all Indebtedness of the Guarantor and its Consolidated Subsidiaries during such period PLUS (B) principal amounts of all Indebtedness of the Guarantor and its Consolidated Subsidiaries (including the principal portion of rentals payable under Capital Lease Obligations) payable during such period.

          "CONSOLIDATED SUBSIDIARY" shall mean, as to any Person, each Subsidiary of such Person (whether then existing or thereafter created or acquired) the financial statements of which are (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

          "DEBT SERVICE COVERAGE RATIO" shall mean the ratio of (i) four times the aggregate Property Cash Flow, for all of the Collateral Properties or Borrower Properties, as applicable, for the immediately preceding calendar quarter to (ii) interest expense of the Borrower for such period, assuming that all interest is payable at a rate per annum equal to (A) for calculations made during the twelve months following the Closing Date, 10.5% and (B) thereafter, the then current (as of the end of such quarter) United States Treasury Rate for a ten year maturity PLUS 3%.

          "DEFAULT" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

          "DOLLARS" and "$" shall mean lawful money of the United States of America.

          "ENVIRONMENTAL CLAIM" shall mean any claim, investigation, proceeding, action, order, directive, summons, complaint, citation, notice or inquiry from any governmental authority which could or does result in any Environmental Damages.

          "ENVIRONMENTAL CONDITION" shall mean any condition with respect to soil, surface water, groundwater, land, stream sediments, surface or subsurface strata or ambient air, whether or not yet discovered, at, on or under the Borrower Properties, which could or does result in any Environmental Damages.

          "ENVIRONMENTAL DAMAGES" shall mean all claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of investigation and defense of any Environmental Claim which are incurred by the Agent, any Lender, the Guarantor or the Borrower in respect of the Borrower Properties as a result of (i) the existence of Hazardous Materials at, on, under or off the Borrower Properties, or (ii) the violation or threatened violation of any Environmental Law by the Borrower or any of its Tenants on any of the Borrower Properties.

          "ENVIRONMENTAL LAWS" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the soil, surface water, groundwater, land, stream sediments, surface or subsurface strata or ambient air, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA AFFILIATE" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Guarantor or is under common control (within the meaning of Section 414(c) of the Code) with the Guarantor.

          "EVENT OF DEFAULT" shall have the meaning assigned to such term in
SECTION 9 of the Agreement.

          "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the United States accounting profession, which are applicable to the facts and circumstances on the date of determination.

          "GOVERNMENT APPROVAL" shall mean an approval, permit, license, authorization, certificate or consent of any Governmental Authority.

          "GOVERNMENTAL AUTHORITY" shall mean the government of the United States or any state or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

          "GUARANTY" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEED" used as a verb shall have a correlative meaning.

          "HAZARDOUS MATERIALS" shall have the meaning assigned to such term in
SECTION 6.19 of the Agreement.

          "INDEBTEDNESS" shall mean, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or respective services rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations (contingent or otherwise) to purchase, retire or redeem any capital stock or any other equity interest of such Person; (g) monetary obligations measured by, or determined on the basis of, the value of any capital stock of such Person; and (h) Indebtedness of others Guaranteed by such Person.

          "INITIAL PROPERTIES" shall mean the Self-Storage Facilities and up to 2 business parks listed on SCHEDULE I to the Agreement, which shall be identified thereon as Collateral Properties or Springing Lien Properties.

          "INTEREST PAYMENT DATES" shall mean, with respect to any LIBOR Rate Loan (and any concurrently outstanding Base Rate Loan), the last day of the applicable Interest Period, and with respect to any Base Rate Loan while no LIBOR Rate Loans are outstanding, the last Business Day of each calendar month.

          "INTEREST PERIOD" shall mean, with respect to any LIBOR Rate Loan, each one-month period commencing on the Business Day such Loan is made as or converted into a LIBOR Rate Loan and ending on the numerically corresponding day in the first and each succeeding calendar month thereafter, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period may end after the Termination Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or if such next succeeding Business Day falls in the next succeeding calendar month on the next preceding Business Day); (iii) notwithstanding clauses (i) and (ii) above, if the Interest Period for any Loan would have a duration of less than one month, such Loan shall not be available as a LIBOR Rate Loan; and (iv) the Borrower may not have more than one Interest Period in effect at any time.

          "INVESTMENT" in any Person shall mean: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies purchased in the ordinary course of business) or Guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

          "LEASE" shall mean any lease, sublease, license, franchise, concession or other agreement, whether written or oral, permitting another to use, occupy or possess all or any portion of a Borrower Property.

          "LEASE OBLIGATIONS" shall mean the obligations of the Guarantor and its Consolidated Subsidiaries to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as an operating or capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

          "LENDERS" shall have the meaning assigned to such term in the preamble to the Loan Agreement.

          "LIBOR RATE" shall mean, with respect to any Interest Period for any Loan, the 30-day London interbank offered rate for Dollar deposits as of 11:00 a.m. (London time) on the date which is two Business Days prior to the first day of such Interest Period, as quoted on Telerate page 3750 or on such replacement system as is then customarily used to quote the London interbank offered rate. If two or more such rates appear on Telerate page 3750 or associated pages, the rate in respect of such Interest Period shall be the arithmetic mean of such offered rates.

          "LIBOR RATE LOANS" shall mean Loans which bear interest at the LIBOR Rate plus the Applicable Margin.

          "LIBOR RATE RESERVE PERCENTAGE" of any Lender for the Interest Period for any LIBOR Rate Loan shall mean the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to such Interest Period.

          "LIEN" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Guarantor and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "LOANS" shall mean loans made by the Lenders to the Borrower pursuant to the Agreement.

          "MATERIAL ADVERSE CHANGE" shall mean any materially adverse change in
(i) the condition (financial or otherwise), assets, liabilities, business, operations or prospects of the Guarantor and its Subsidiaries, (ii) the enforceability of any Basic Document or (iii) the ability of either the Guarantor or the Borrower to perform its obligations under the Basic Documents.

          "MORTGAGE" shall mean a mortgage, deed of trust, assignment of leases and rents, security agreement and fixture filing in form and substance satisfactory to the Agent, executed by Borrower in favor of the Agent, or a trustee acting for the benefit of the Agent, in connection with a Loan.

          "NET WORTH" shall mean, for the Guarantor and its Consolidated Subsidiaries and calculated in accordance with GAAP as of any date of determination, the then total stockholders' equity MINUS the then book value of all assets properly classified as intangible assets under GAAP, including goodwill, patents, copyrights, trademarks, trade names, franchises, licenses, organization costs, deferred charges and deferred pre-opening costs, but excluding all intangible assets classified as such under the provisions of Statements 87, 88 and 106 of the Financial Accounting Standards Board relating to Accounting for Pensions and Post-Retirement Benefits other than Pensions, so long as such intangible asset has a related liability under GAAP of equal or substantially equal amount on the balance sheet of the Guarantor and its Consolidated Subsidiaries as of the date of determination.

          "NOTE" shall mean the promissory note or notes provided for in SECTION
1.5 of the Agreement and substantially in the form of EXHIBIT C to the Agreement.

          "NOTICE OF BORROWING" shall have the meaning assigned to such term in
SECTION 1.2(A) of the Agreement.

          "NSI" shall have the meaning assigned to such term in SECTION 1.4(A) of the Agreement.

          "OPERATING CASH FLOW" shall mean, for the Guarantor and its Consolidated Subsidiaries for any period, (i) net income (or loss) after taxes (excluding gain or loss from nonrecurring items and sales of assets) PLUS (ii), to the extent net income has been reduced thereby, (A) depreciation and amortization expense and (B) all interest in respect of Indebtedness accrued or accreted during such period (whether or not capitalized or paid during such period).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "PENSION PLAN" shall mean an "employee pension benefit plan" (as such term is defined in Section 3(a) of ERISA) from time to time maintained by the Guarantor or an ERISA Affiliate.

          "PERMITTED ENCUMBRANCES" shall mean (a) Liens for taxes, assessments, and other governmental charges not then delinquent or which are being contested in good faith by appropriate proceedings diligently pursued and as to which enforcement proceedings have not been instituted or, if instituted, have been stayed, provided that adequate reserves with respect thereto are maintained by the Borrower in conformity with GAAP; (b) any mechanic's, laborer's, materialmen's, supplier's or vendor's lien or other similar statutory lien arising in the ordinary course of business but only if (i) such lien is subordinate to the liens created by the Security Documents and payment is not yet due under the contract giving rise to such lien or (ii) such lien is subject to a bona fide dispute and the Borrower has taken whatever actions may be reasonably necessary to prevent a foreclosure of such lien and the resulting sale of any of the Borrower Properties and, if such lien has priority over the lien of the Mortgages, the Borrower causes to be posted a bond equal to one and a half times the amount of such lien; (c) nonmonetary encumbrances, restrictions, covenants, conditions, easements, rights-of-way, encroachments, reservations and other similar matters affecting title which, in the aggregate do not materially impair the Borrower's use of the Borrower Properties and its operation thereon or materially reduce the fair market value thereof; (d) any attachment or judgment lien which is being contested in good faith by appropriate proceedings diligently pursued and as to which enforcement proceedings have not been instituted or, if instituted, have been stayed, provided that adequate reserves with respect thereto are maintained by the Borrower in conformity with GAAP; (e) liens arising under UCC financing statements in which Tenants of any Borrower Property are named as debtors or which are notice filings of leased property; (f) ground leases; (g) rights of tenants to occupy the Borrower Properties in the ordinary course of the Borrower's business; and (h) any other Liens expressly approved by the Agent in writing with the consent of Requisite Lenders.

          "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "PLAN" shall mean, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Guarantor or an ERISA Affiliate for employees of the Guarantor or an ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Guarantor or an ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

          "PRINCIPAL OFFICE" shall mean the principal office of each Lender, as designated in writing by such Lender.

          "PRO RATA SHARE" means, with respect to each Lender, the percentage set forth opposite such Lender's signature on the signature pages at the end of this Agreement, as such amount may be amended from time to time.

          "PROPERTY" shall mean assets and properties, whether real, personal or mixed, tangible or intangible.

          "PROPERTY CASH FLOW" shall mean, for any period (without duplication), all gross revenue payable to the Borrower from the ownership and operation of the Collateral Properties or the Borrower Properties, as applicable, including amounts the Tenants are contractually obligated to pay under Leases and revenues from truck rentals and sales of moving and storage related items, MINUS (i) all property expenses (including for real estate taxes and property insurance), (ii) a management fee equal to 5% of gross revenues and (iii) an annual capital expenditure reserve equal to $.17 per square foot.

          "REAL ESTATE INVESTMENT TRUST" shall mean the classification for federal tax purposes as a real estate investment trust pursuant to Part II, Subchapter M of Chapter 1 of the Code.

          "REQUISITE LENDERS" shall mean at any time Lenders holding more than 66-2/3% of the then aggregate outstanding principal amount of the Commitment.

          "SECURITY DOCUMENTS" shall mean, collectively, the Mortgages and all Uniform Commercial Code financing statements to be filed in connection with the foregoing, and all other documents and agreements executed or delivered to the Agent by the Guarantor or the Borrower in connection with any of the foregoing documents.

          "SELF-STORAGE FACILITY" shall mean the fee or ground lease interest in the land and improvements comprising a facility of the type owned by the Guarantor as of the date of the Agreement.

          "SPRINGING LIEN PROPERTIES" shall mean Initial Properties that are not subject to the lien of a Mortgage.

          "SUBSIDIARY" shall mean, with respect to any Person, any corporation of which at least a sufficient number of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of the Subsidiaries.

          "TAX" means, for any person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such person or on any property, revenue, income or franchise of such person and any interest or penalty with respect to any of the foregoing.

          "TENANTS" shall mean any and all tenants, licensees, occupants, concessionaires or other Person or Persons possessing, occupying or otherwise using or having a right to use any space at any Borrower Property and giving or paying rent or other consideration, whether under written agreement or otherwise.

          "TERMINATION DATE" shall mean the Business Day falling on or nearest and prior to the date two (2) years after the Closing Date, or such earlier date, if any, on which the Commitment is terminated or cancelled pursuant to the terms of the Agreement.

          "TOTAL MARKET CAPITALIZATION" shall mean, as at any date of determination, the sum of (i) the current trading price of the Guarantor's capital stock TIMES the number of issued and outstanding shares of such capital stock PLUS (ii) the outstanding principal amount of the Guarantor's debt securities.

          "UNFUNDED VESTED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested non-forfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Guarantor or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA.

          Part II.  ACCOUNTING TERMS AND DETERMINATIONS.

               A. Except as otherwise expressly provided in the Agreement, all accounting terms used in the Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders pursuant to the Agreement shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (B) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders pursuant to the Agreement after the date of the Agreement. All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided in the Agreement) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to SECTION 7.6 of the Agreement unless (i) the Guarantor shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or
(ii) the Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under SECTION 7.6 of the Agreement, shall mean the financial statements referred to in SECTION 6.6 of the Agreement).

               B. The Guarantor shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under SECTION 7.6 of the Agreement a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (A) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.

               C. To enable the ready and consistent determination of compliance with the conditions and covenants set forth in this Agreement, the Guarantor will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

                                    EXHIBIT B

                                     FORM OF
                               NOTICE OF BORROWING


                                     [DATE]


Nomura Asset Capital Corporation
2 World Financial Center
New York, New York  10281

Attention:  Ms. Sheryl McAfee

          Re:  NOTICE OF BORROWING

Ladies and Gentlemen:

          The undersigned, SSC ACQUISITIONS, INC. (the
"BORROWER"), refers to that certain Revolving Loan Agreement, dated as of December ___, 1994, among the Borrower, Shurgard Storage Centers, Inc., as guarantor, Nomura Asset Capital Corporation, as agent, and the financial institutions from time to time party thereto (as amended, modified and supplemented from time to time, the "LOAN AGREEMENT").

          Pursuant to SECTION 1.2(a) and SECTION 5.2(a) of the Loan Agreement, the Borrower hereby gives you irrevocable notice that the Borrower requests a Loan under the Loan Agreement, and in connection therewith sets forth below the information relating to such Loan, as required by the Loan Agreement:


          (i)  The Business Day of such Loan is ___________ ___,
19___ (the "BORROWING DATE").


          (ii)  The aggregate amount of such Loan is
$____________.(1)


          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Borrowing Date (after giving effect to the making of the Loan and the application of the proceeds therefrom):



- ----------------------------
    (1)     Must be equal to or greater than $1,000,000.

          (1)  the representations and warranties contained in
SECTION 6 of the Loan Agreement are correct and complete;

          (2) no event has occurred and is continuing which constitutes a Default; and

          (3) since the date of the most recent financial statements delivered pursuant to [SECTION 5.1(i)] [SECTION 7.6] of the Loan Agreement, there has been no Material Adverse Change.

                              Very truly yours,

                              SSC ACQUISITIONS, INC.



                              By:  _______________________________

                                   Name:
                                   Title:

                                    EXHIBIT C

                                     FORM OF
                                 REVOLVING NOTE



$50,000,000.00                                                December ___, 1994
                                                             Seattle, Washington



          FOR VALUE RECEIVED, SSC ACQUISITIONS, INC., a Delaware corporation (the "BORROWER"), hereby promises to pay to NOMURA ASSET CAPITAL CORPORATION (the "LENDER"), at the office of the Agent located at 2 World Financial Center, New York, New York 10281, or at such other place designated by the Lender, in lawful money of the United States of America and in immediately available funds, the principal amount of FIFTY MILLION DOLLARS ($50,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under that certain Revolving Loan Agreement dated as of December 23, 1994 among the Borrower, Shurgard Storage Centers, Inc., as guarantor, Nomura Asset Capital Corporation, as Agent for the Lenders, and the other financial institutions party thereto (as amended, modified or supplemented from time to time, the "LOAN AGREEMENT"). Capitalized terms used in this Note have the meanings assigned to such terms in the Loan Agreement.

          The principal amount hereof is payable in accordance with the Loan Agreement, and such principal amount may be prepaid solely in accordance with the Loan Agreement, including without limitation any prepayment fees and premiums provided for therein. The Borrower further promises to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such principal amount is paid in full, at such interest rates and at such times as are specified in the Loan Agreement.

          This Note is one of the "Notes" referred to in the Loan Agreement, evidences Loans made by the Lender thereunder and is subject to all terms, provisions and conditions of the Loan Agreement. The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

          The Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees and expenses, incurred in connection with the enforcement of this Note.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

                              SSC ACQUISITIONS, INC.



                              By: ______________________________
                                   Name:
                                   Title:

                                SCHEDULE OF LOANS


          This Note evidences Loans made to the Borrower under the Loan Agreement, on the dates, in the principal amounts and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

              Principal                  Amount        Unpaid
Date          Amount of    Interest      Paid or       Principal
Made            Loan         Rate        Prepaid        Amount
- ----          ---------    --------      -------       ---------

                                 REVOLVING NOTE

$50,000,000.00                                                 December 30, 1994
                                                             Seattle, Washington

          FOR VALUE RECEIVED, SSC ACQUISITIONS, INC., a Delaware corporation (the "BORROWER"), hereby promises to pay to NOMURA ASSET CAPITAL CORPORATION (the "LENDER"), at the office of the Agent located at 2 World Financial Center, New York, New York 10281, or at such other place designated by the Lender, in lawful money of the United States of America and in immediately available funds, the principal amount of FIFTY MILLION DOLLARS ($50,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under that certain Revolving Loan Agreement dated as of December 23, 1994 among the Borrower, Shurgard Storage Centers, Inc., as guarantor, Nomura Asset Capital Corporation, as Agent for the Lenders, and the other financial institutions party thereto (as amended, modified or supplemented from time to time, the "LOAN AGREEMENT"). Capitalized terms used in this Note have the meanings assigned to such terms in the Loan Agreement.

          The principal amount hereof is payable in accordance with the Loan Agreement, and such principal amount may be prepaid solely in accordance with the Loan Agreement, including without limitation any prepayment fees and premiums provided for therein. The Borrower further promises to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such principal amount is paid in full, at such interest rates and at such times as are specified in the Loan Agreement.

          This Note is one of the "Notes" referred to in the Loan Agreement, evidences Loans made by the Lender thereunder and is subject to all terms, provisions and conditions of the Loan Agreement. The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

          The Borrower agrees to pay all costs and expenses, including without limitation reasonable attorneys' fees and expenses, incurred in connection with the enforcement of this Note.

          IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

                                        SSC ACQUISITIONS, INC.

                              By: ______________________________
                                   Name:
                                   Title:

                                SCHEDULE OF LOANS


          This Note evidences Loans made to the Borrower under the Loan Agreement, on the dates, in the principal amounts and bearing interest at the rates set forth below, subject to the payments and prepayments of principal set forth below:

              Principal                  Amount        Unpaid
Date          Amount of    Interest      Paid or       Principal
Made            Loan         Rate        Prepaid        Amount
- ----          ---------    --------      -------       ---------














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